EXHIBIT 4.1
                                 LOAN AGREEMENT

                                  by and among

                       STEWART & STEVENSON SERVICES, INC.,
                             a Texas corporation,

                    TEXAS COMMERCE BANK NATIONAL ASSOCIATION,
                         a national banking association
                       acting in its individual capacity
                            and as Agent for Lenders

                                      and

                       THE OTHER LENDERS NOW OR HEREAFTER
                                 A PARTY HERETO


                                 ______________

                     $55,000,000 Revolving Credit Facility

                                      and

                           $55,000,000 Discretionary
                           Letter of Credit Facility

                                 ______________


                               September 3, 1993


                                   I N D E X


1.   CERTAIN DEFINITIONS                                                     1

     Accounts and Inventory                                                  1
     Additional Interest                                                     1
     Adjusted CD Rate                                                        1
     Adjusted Eurodollar Interbank Rate                                      1
     Affiliate                                                               1
     Agreement                                                               1
     Alternate Rates                                                         1
     Alternate Rate Borrowing                                                2
     Annual Financial Statements                                             2
     Application                                                             2
     Bankruptcy Code                                                         2
     Base CD Rate                                                            2
     Base Rate                                                               2
     Base Rate Borrowing                                                     3
     Borrowing Authorization                                                 3
     Business Day                                                            3
     Calculation Date                                                        3
     Capital Expenditures                                                    3
     Capital Lease Obligations                                               3
     Cash Interest Expense                                                   4
     CD Rate                                                                 4
     CD Rate Borrowing                                                       4
     CD Reserve Requirement                                                  4
     Ceiling Rate                                                            4
     Chapter One                                                             4
     Code                                                                    4
     Commitment                                                              4
     Compliance Certificate                                                  5
     Controlled Group                                                        5
     Cover                                                                   5
     Credit Documents                                                        5
     Dealer Rate                                                             5
     Default                                                                 5
     EBITDA                                                                  5
     Eligible Assignee                                                       6
     Environmental Claim                                                     6
     Environmental Liabilities                                               6
     Environmental Permit                                                    6
     ERISA                                                                   6
     Eurodollar Business Day                                                 6
     Eurodollar Interbank Rate                                               6
     Eurodollar Rate                                                         6
     Eurodollar Rate Borrowing                                               7
     Eurodollar Reserve Requirement                                          7
     Event of Default                                                        7
     Facility Debt                                                           7
     FDIC Percentage                                                         7
     Federal Funds Rate                                                      7
     FMTV Capital Expenditures                                               7
     Funding Loss                                                            7
     GAAP                                                                    8
     Governmental Authority                                                  8
     Hazardous Substance                                                     8
     Indebtedness                                                            8
     Interest Bearing Debt                                                   9
     Interest Bearing Debt to Total Capitalization                           9
     Interest Coverage Ratio                                                 9
     Interest Options                                                        9
     Interest Payment Dates                                                  9
     Interest Period                                                         9
     Investment                                                              9
     Legal Requirement                                                      10
     Letter of Credit                                                       10
     Letter of Credit Agreement                                             10
     Letter of Credit Documents                                             10
     Letter of Credit Liabilities                                           10
     Lien                                                                   10
     Loan Availability Period                                               10
     Loans                                                                  10
     MAC                                                                    10
     Majority Lenders                                                       10
     Margin Percentage                                                      10
     Maturity Date                                                          11
     Maximum Commitment                                                     11
     Negotiated Base Rate                                                   11
     Negotiated Rate                                                        11
     Negotiated Rate Borrowing                                              11
     Net Income                                                             12
     Net Tangible Assets                                                    12
     Notes                                                                  12
     Organizational Documents                                               12
     Original Notes                                                         12
     Past Due Rate                                                          12
     PBGC                                                                   12
     Percentage                                                             12
     Permitted Investments                                                  12
     Person                                                                 12
     Plan                                                                   12
     Prime Rate                                                             13
     Proper Form                                                            13
     Property                                                               13
     Quarterly Financial Statements                                         13
     Rate Designation Notice                                                13
     Regulation D                                                           13
     Request for Credit                                                     14
     Requirements of Environmental Law                                      14
     Subsidiary                                                             14
     Superseded Loan Agreement                                              14
     Tangible Net Worth                                                     14
     Taxes                                                                  14
     Termination Date                                                       14
     Texas Credit Code                                                      14
     Total Capitalization                                                   14
     Unfunded Liabilities                                                   14

2.   LOANS                                                                  15

3.   INTEREST OPTIONS FOR LOANS                                             17

4.   CONDITIONS PRECEDENT                                                   21

5.   REPRESENTATIONS AND WARRANTIES                                         22

6.   AFFIRMATIVE COVENANTS                                                  26

7.   NEGATIVE COVENANTS                                                     29

8.   DEFAULT                                                                32

9.   LENDERS' RIGHT TO CURE                                                 34

10.  THE AGENT                                                              34

11.  PARTICIPATION; ASSIGNMENT                                              36

12.  USURY NOT INTENDED; SAVINGS PROVISIONS                                 37

13.  DOCUMENTATION REQUIREMENTS                                             37

14.  SURVIVAL                                                               38

15.  BORROWER AGREES TO PAY OR REIMBURSE AGENT'S EXPENSES; INDEMNIFICATION  38

16.  AMENDMENTS IN WRITING                                                  39

17.  NOTICES                                                                39

18.  "INCLUDING" IS NOT LIMITING; SECTION HEADINGS AND REFERENCES; EXHIBITS,
     ETC                                                                    39

19.  OFFSET RIGHTS                                                          40

20.  VENUE                                                                  40

21.  RIGHTS CUMULATIVE; DELAY NOT WAIVER                                    40

22.  ENTIRE AGREEMENT; FORMER AGREEMENT SUPERSEDED                          41

23.  SEVERABILITY                                                           41

24.  DTPA WAIVER                                                            41

25.  RELEASE OF CLAIMS                                                      42

26.  COUNTERPARTS                                                           42

27.  ASSIGNMENT TO FEDERAL RESERVE BANK                                     42


EXHIBITS:

A - Note form
B - Rate Designation Notice
C - Request for Credit
D - Compliance Certificate
E - Assignment form

SCHEDULES:

  I  -    Litigation
 II  -    Subsidiaries
III  -    Investments
 IV  -    Liens


                                 LOAN AGREEMENT


     This Loan Agreement ("Agreement") is made as of September 3, 1993 by and among STEWART & STEVENSON SERVICES, INC. ("Borrower"), a Texas corporation, the financial institutions (collectively herein called "Lenders") which are now or may hereafter become a party hereto, and TEXAS COMMERCE BANK NATIONAL ASSOCIATION, a national banking association (in its individual capacity, "TCB"), as agent for Lenders (in such capacity, "Agent"). Borrower has requested that Lenders make loans to and issue letters of credit for the account of Borrower in the following manner and subject to the following terms and conditions:

     1. CERTAIN DEFINITIONS. Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in this Agreement shall have the following meanings (all definitions that are defined in this Agreement in the singular to have the same meanings when used in the plural and vice versa):

     Accounts and Inventory shall have the respective meanings assigned to them in the Texas Business and Commerce Code in force on the date hereof.

     Additional Interest means the aggregate of all amounts accrued or paid pursuant to the Notes or any of the other Credit Documents (other than interest on the Notes at the Stated Rate) which, under applicable laws, are or may be deemed to constitute interest on the indebtedness evidenced by the Notes.

     Adjusted CD Rate means, with respect to each Interest Period applicable to a CD Rate Borrowing, a rate per annum equal to the sum of (a) the quotient, expressed as a percentage, of (i) the Dealer Rate with respect to such Interest Period divided by (ii) 1.0000 minus the CD Reserve Requirement in effect on the first day of such Interest Period plus (b) the FDIC Percentage in effect on the first day of such Interest Period.

     Adjusted Eurodollar Interbank Rate means, with respect to each Interest Period applicable to a Eurodollar Rate Borrowing, a rate per annum equal to the quotient, expressed as a percentage, of (a) the Eurodollar Interbank Rate with respect to such Interest Period divided by (b) 1.0000 minus the Eurodollar Reserve Requirement in effect on the first day of such Interest Period.

     Affiliate means any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of any indicia of equity rights (whether issued and outstanding capital stock, partnership interests or otherwise) or by any other means.

     Agreement means this Loan Agreement, as it may from time to time be amended, modified, restated or supplemented.

     Alternate Rates means the CD Rate, the Eurodollar Rate and the Negotiated Rate.

     Alternate Rate Borrowing means that portion of the principal balance of the Loans at any time bearing interest at an Alternate Rate.

     Annual Financial Statements means for any fiscal year of a Person the annual financial statements of such Person, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement, retained earnings statement and statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP, and accompanied by an unqualified report and opinion of Arthur Andersen & Co. or independent certified public accountants of recognized national standing satisfactory to Majority Lenders, which shall state that such financial statements, in the opinion of such accountants, present fairly, in all material respects, the financial position of such Person as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP. Such statements shall be accompanied by a certificate of such accountants that in making the appropriate audit and/or investigation in connection with such report and opinion, such accountants did not become aware of any Default or, if in the opinion of such accountant any such Default exists, a description of the nature and status thereof. The Annual Financial Statements for Borrower and its Subsidiaries shall be prepared on both a consolidated and a consolidating basis (the parties recognizing that such consolidating statements will be prepared in accordance with GAAP only to the extent normal and customary).

     Application shall have the meaning ascribed to such term in the Letter of Credit Agreement.

     Bankruptcy Code means the United States Bankruptcy Code, as amended, and any successor statute.

     Base CD Rate means, for any day, a rate per annum equal to the sum of
(a) the quotient, expressed as a percentage, of (1) the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the immediately preceding Business Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Federal Reserve Board, be published in Federal Reserve Statistical Release H.15[519] during the week following such day) or, if such rate is not so reported on such day or such immediately preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., Houston, Texas time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by Agent in its sole and absolute discretion, divided by (2) 1.0000 minus the CD Reserve Requirement in effect on such day plus (b) the FDIC Percentage in effect for such day.

     Base Rate means for any day a rate per annum (rounded upwards to the nearest 1/16 of 1%) equal to the lesser of (a) the greater of (1) the Prime Rate for that day, (2) the Base CD Rate for that day plus 1 1/4%, and (3) the Federal Funds Rate for that day plus 1/2 of 1% and (b) the Ceiling Rate. If for any reason Agent shall have determined (which determination shall be conclusive and binding, absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Rate, or both, for any reason, including the inability or failure of Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall, until the circumstances giving rise to such inability no longer exist, be the lesser of (a) the Prime Rate and (b) the Ceiling Rate.

     Base Rate Borrowing means that portion of the principal balance of the Loans at any time bearing interest at the Base Rate.
     Borrowing Authorization means a certificate, in Proper Form, of the Secretary or an Assistant Secretary of a corporation as to the resolutions of the Board of Directors of such corporation authorizing the execution, delivery and performance of the documents to be executed by such corporation; the incumbency and signature of the officer of such corporation executing such documents on behalf of such corporation, and the Organizational Documents of such corporation.

     Business Day means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas or in the jurisdiction in which the principal place of business of any Lender is located.

     Calculation Date shall mean the Business Day on which Agent receives either an Annual Financial Statement of Borrower, as contemplated in Section 6(b), or the Quarterly Financial Statements of Borrower for a quarter-annual period as contemplated in Section 6(b), together with the applicable schedules and certificates required hereunder.

     Capital Expenditures means, as to any Person, expenditures in respect of fixed or capital assets by such Person, including the capital portion of lease payments made in respect of Capital Lease Obligations, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person and further excluding (a) the FMTV Capital Expenditures and (b) Capital Expenditures of up to $29,000,000 incurred on or before October 31, 1993. Expenditures in respect of replacements and maintenance consistent with the business practices of a Person in respect of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary course of business are not Capital Expenditures to the extent such expenditures are not capitalized in preparing a balance sheet of such Person in accordance with GAAP.

     Capital Lease Obligations means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, as amended) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

     Cash Interest Expense means, for any period, the cash interest payments by a Person made during such period in connection with such Person's Interest Bearing Debt.

     CD Rate means for any day a rate per annum equal to the lesser of (a) the sum of (1) the Adjusted CD Rate in effect on the first day of the Interest Period for the applicable CD Rate Borrowing plus (2) the applicable Margin Percentage in effect on the first day of the Interest Period for the applicable CD Rate Borrowing and (b) the Ceiling Rate. The CD Rate shall be computed on the basis of the actual number of days elapsed in a year consisting of 360 days. The CD Rate is subject to adjustments for reserves, insurance assessments and other matters as provided for in Section 4(c).

     CD Rate Borrowing means that portion of the Loans at any time bearing interest at the CD Rate.

     CD Reserve Requirement means, on any day, that percentage (expressed as a decimal fraction and rounded, if necessary, to the next highest one ten thousandth [.0001]) which is in effect on such day for determining all reserve requirements (including basic, supplemental, marginal and emergency reserves) applicable to new, non-personal, negotiable certificates of deposit issued by Agent, in amounts of $100,000 or more with maturities equal to or comparable with the applicable Interest Period, all as specified by any governmental authority, including those imposed under Regulation D. The CD Reserve Requirement shall be adjusted automatically on and as of the effective date of any change without notice to Borrower or any other Person. Each determination of the CD Reserve Requirement by Agent shall be conclusive and binding, absent manifest error, and may be computed by using any reasonable averaging and attribution method.

     Ceiling Rate means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that Chapter One establishes the Ceiling Rate, the Ceiling Rate shall be the "indicated rate ceiling" (as defined in Chapter One) for that day. Lenders may from time to time, as to current and future balances, implement any other ceiling under Chapter One by notice to Borrower, if and to the extent permitted by Chapter One. Without notice to Borrower or any other Person, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

     Chapter One means Chapter One of the Texas Credit Code, as in effect on the date hereof.

     Code means the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.

     Commitment means the Maximum Commitment or such lesser amount as Borrower may designate by notice to Agent pursuant to Section 2(b).

     Compliance Certificate shall have the meaning given to it in Section 6(b).

     Controlled Group means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the applicable Person, are treated as a single employer under Section 414 of the Code.

     Cover for Letter of Credit Liabilities shall be effected by paying to Agent immediately available funds or other collateral acceptable to Majority Lenders, in an amount equal to any required prepayment, to be held by Agent in a collateral account maintained by Agent and collaterally assigned as security by Borrower for the financial accommodations extended pursuant to this Agreement and the other Credit Documents using documentation in Proper Form. Such amount shall be retained by Agent in such collateral account until such time as the applicable Letters of Credit shall have expired and the Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied; provided, however, that Agent shall not be required to release any amount in such collateral account if a Default or Event of Default has occurred and is continuing.

     Credit Documents means any and all papers now or hereafter governing, evidencing, guaranteeing or securing or otherwise relating to all or any part of the Facility Debt, including the Notes, this Agreement, Borrowing Authorizations of Borrower, the Letter of Credit Documents, all instruments, certificates and agreements now or hereafter executed or delivered to Agent or any Lender pursuant to any of the foregoing or in connection with the Loans or the Letters of Credit or any commitment regarding the Loans or the Letters of Credit and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

     Dealer Rate means, for each Interest Period, the rate of interest per annum, rounded, if necessary, to the next highest whole multiple of one-sixteenth percent (1/16%), quoted by Agent at or before 10:00 a.m., Houston, Texas time (or as soon thereafter as practicable), on the first day of such Interest Period, to be the arithmetic average of the prevailing rates per annum at the time of determination and in accordance with the then existing practice in the applicable market, bid by one or more certificate of deposit dealers of recognized standing selected by Agent in its sole discretion, for the purchase at face value of domestic negotiable certificates of deposit from Agent, or any affiliate of Agent selected by Agent as the reference bank, having a maturity equal to the length of such Interest Period and in an amount equal (or as nearly equal as may be) to the CD Rate Borrowing to which such Interest Period relates. Each determination by Agent of the Dealer Rate shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

     Default means an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     EBITDA means Net Income plus (a) interest expense; (b) depreciation, amortization, depletion and obsolescence of Property; (c) other non-cash extraordinary charges (net of non-cash extraordinary credits), and (d) tax expense, all determined in accordance with GAAP. EBITDA shall be determined on a consolidated basis.

     Eligible Assignee means a financial institution acceptable to Agent and Borrower, which acceptance shall not be unreasonably withheld.

     Environmental Claim shall mean any third party (including any Governmental Authority) action, lawsuit, claim or proceeding which seeks to impose liability for violation of a Requirement of Environmental Law or of an Environmental Permit.

     Environmental Liabilities shall mean all liabilities arising from any Environmental Claim under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including: remedial, removal, response, abatement, restoration (including natural resources), investigative, monitoring, personal injury and damage to property, natural resources or injuries to Persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations.

     Environmental Permit shall mean any permit, license, approval or other authorization under any Requirement of Environmental Law relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, wastes, pollutants, contaminants or Hazardous Substances.

     ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the U.S. Department of Labor thereunder.

     Eurodollar Business Day means a Business Day on which transactions in United States dollar deposits between banks may be carried on in whatever Eurodollar interbank market may be selected by Agent in accordance herewith.

     Eurodollar Interbank Rate means, for each Interest Period, the rate of interest per annum, rounded, if necessary, to the next highest whole multiple of one-sixteenth percent (1/16%), quoted by Agent at or before 10:00 a.m., Houston, Texas time (or as soon thereafter as practicable), on the date two Eurodollar Business Days before the first day of such Interest Period, to be the arithmetic average of the prevailing rates per annum at the time of determination and in accordance with the then existing practice in the applicable market, for the offering to Agent by one or more prime banks selected by Agent in its sole discretion, in whatever Eurodollar interbank market may be selected by Agent in its sole discretion, of deposits in United States dollars for delivery on the first day of such Interest Period and having a maturity equal to the length of such Interest Period and in an amount equal (or as nearly equal as may be) to the Eurodollar Rate Borrowing to which such Interest Period relates. Each determination by Agent of the Eurodollar Interbank Rate shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

     Eurodollar Rate means for any day a rate per annum equal to the lesser of
(a) the sum of (1) the Adjusted Eurodollar Interbank Rate in effect on the first day of the Interest Period for the applicable Eurodollar Rate Borrowing plus (2) the applicable Margin Percentage in effect on the first day of the Interest Period for the applicable Eurodollar Rate Borrowing and (b) the Ceiling Rate. Subject to Section 12, each Eurodollar Rate is subject to adjustments for reserves, insurance assessments and other matters as provided for in Section 3(c).

     Eurodollar Rate Borrowing means each portion of the principal balance of the Loans at any time bearing interest at a Eurodollar Rate.

     Eurodollar Reserve Requirement means, on any day, that percentage (expressed as a decimal fraction and rounded, if necessary, to the next highest one ten thousandth [.0001]) which is in effect on such day for determining all reserve requirements (including basic, supplemental, marginal and emergency reserves) applicable to "Eurocurrency liabilities," as currently defined in Regulation D, all as specified by any governmental authority, including those imposed under Regulation D. Each determination of the Eurodollar Reserve Requirement by Agent shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

     Event of Default shall have the meaning assigned to it in Section 8.

     Facility Debt means the Indebtedness evidenced by the Notes and the Letter of Credit Liabilities and any and all other Indebtedness arising pursuant to this Agreement or any other Credit Document from time to time.

     FDIC Percentage means, on any day, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as well capitalized and within supervisory subgroup "B" (or a comparable risk classification) within the means of 12 C.F.R. Section 372.3(d) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for its insuring time deposits at offices of such member in the United States. Each determination of the FDIC Percentage by Agent shall be conclusive and binding, absent manifest error, and may be computed by using any reasonable averaging and attribution method.

     Federal Funds Rate means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent in its sole and absolute discretion.

     FMTV Capital Expenditures shall mean the sum of all capitalized leases and capital expenditures, determined in accordance with GAAP, relating to the performance by Borrower of that certain contract between Borrower and the United States of America to assemble and furnish medium tactical vehicles.

     Funding Loss means, with respect to (a) Borrower's payment of principal of an Alternate Rate Borrowing on a day other than the last day of the applicable Interest Period; (b) Borrower's failure to borrow an Alternate Rate Borrowing on the date specified by Borrower; (c) Borrower's failure to make any prepayment of the Loans (other than Base Rate Borrowings) on the date specified by Borrower, or (d) any cessation of an Alternate Rate to apply to the Loans or any part thereof pursuant to Section 3(c), in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability incurred by Agent or any Lender (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Agent or any Lender to fund or maintain a Loan).

     GAAP means, as to a particular Person, such accounting practice as, in the opinion of the independent certified public accountants of recognized national standing regularly retained by such Person and acceptable to Majority Lenders, conforms at the time to generally accepted accounting principles, consistently applied. Generally accepted accounting principles means those principles and practices (a) which are recognized as such by the Financial Accounting Standards Board or equivalent non-United States counterpart, (b) which are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the most recent audited financial statements of the relevant Person furnished to Lenders, and (c) which are consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board or equivalent non-United States counterpart in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to Agent.

     Governmental Authority means any sovereign governmental authority, the United States of America, any State of the United States and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over Agent, any Lender, Borrower, any Subsidiary of Borrower, or any of their respec-tive Property.

     Hazardous Substance shall mean petroleum products and any hazardous or toxic waste or substance defined or regulated as a hazardous substance from time to time by any law, rule, regulation or order described in the definition of "Requirements of Environmental Law".

     Indebtedness means and includes (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits); (b) all guaranties, letter of credit contingent reimbursement obligations, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others, and (c) all Indebtedness secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed (up to the amount of such Indebtedness or the book value of such Property, whichever is less); provided, that such term shall not mean or include any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to Majority Lenders in trust for the payment thereof.

     Interest Bearing Debt means, as to any Person, (i) Indebtedness of such Person for borrowed money (other than Indebtedness which is non-recourse to such Person), (ii) Indebtedness of such Person for deferred compensation and (iii) Capital Lease Obligations.

     Interest Bearing Debt to Total Capitalization means, as of any day, the ratio of Interest Bearing Debt to Total Capitalization.

     Interest Coverage Ratio means, as of any day, the ratio of (a) the amount of EBITDA for the 12-month period ending on such date less cash taxes and Capital Expenditures for such period to (b) Cash Interest Expense for such period.

     Interest Options means the Base Rate and the Alternate Rates.

     Interest Payment Dates means (a) for Base Rate Borrowings, the last Business Day of each October, January, April and July and the Maturity Date; and
(b) for Alternate Rate Borrowings, the end of the applicable Interest Period (and if such Interest Period exceeds three months' duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period), and, in all cases, the Maturity Date.

     Interest Period means, for each Alternate Rate Borrowing, a period commencing on the date such Alternate Rate Borrowing began and ending on the numerically corresponding day which is, subject to availability, (a) for each CD Rate Borrowing, 30, 60, 90 or 180 days thereafter, (b) for each Eurodollar Rate Borrowing, one, two, three or six months thereafter and (c) for each Negotiated Rate Borrowing, overnight or no less than seven but no more than 30 days thereafter, as Borrower shall elect in accordance herewith; provided, (v) any Interest Period with respect to a Eurodollar Rate Borrowing which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day, unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; (w) any Interest Period with respect to a CD Rate Borrowing or Negotiated Rate Borrowing which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day (subject to the provisions of the clause [y] below), (x) any Interest Period with respect to a Eurodollar Rate Borrowing which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of the appropriate calendar month; (y) no Interest Period shall ever extend beyond the Maturity Date; and (z) Interest Periods shall be selected by Borrower in such a manner that the Interest Period with respect to any portion of the Loans which shall become due shall not extend beyond such due date.

     Investment means the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, transfer of Property or capital contribution to, or the incurring of any liability in respect of the Indebtedness of, any Person.

     Legal Requirement means any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future. The term "Legal Requirement" includes Requirements of Environmental Law.

     Letter of Credit shall have the meaning ascribed to such term in the Letter of Credit Agreement.

     Letter of Credit Agreement means the Letter of Credit Agreement dated concurrently herewith executed by and among Borrower, Agent, TCB and the other Lenders, as it may from time to time be amended, modified, restated or supplemented.

     Letter of Credit Documents means the Letter of Credit Agreement, the Letters of Credit, the Letter of Credit Requests and the Applications.

     Letter of Credit Liabilities shall have the meaning ascribed to such term in the Letter of Credit Agreement.

     Letter of Credit Request shall have the meaning assigned to it in Section 3 of the Letter of Credit Agreement.

     Lien means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

     Loan Availability Period means the period from and including the date hereof to (but not including) the Termination Date.

     Loans means the loans described in and provided for by Section 2.

     MAC means Machinery Acceptance Corporation, a Texas corporation.

     Majority Lenders means Lenders the aggregate of whose Percentages is greater than fifty percent (50%).

     Margin Percentage means, on any day, the per annum percentage corresponding to the Interest Bearing Debt to Total Capitalization Ratio (determined as of the most recent Calculation Date) on such day as provided below:

     (A)  From the date hereof through and including July 31, 1994:

          Interest Bearing Debt              Per Annum
          to Total Capitalization Ratio      Percentage

          35% or greater                     1/2%
          20% to, but not including, 35%     3/8%
          less than 20%                      1/4%

     (B)  From August 1, 1994 and at any time thereafter:

          Interest Bearing Debt              Per Annum
          to Total Capitalization Ratio      Percentage

          35% or greater                     1/2%
          20% to, but not including, 35%     3/8%
          less than 20%                      3/8%

Provided, that with respect to (a) any Loan made on or after August 1, 1994 and which bears interest at either the CD Rate or the Eurodollar Rate and (b) any conversion of any portion of the Loans to a CD Rate Borrowing or a Eurodollar Rate Borrowing which occurs on or after August 1, 1994, if at the time that such Loan is made or conversion occurs the aggregate outstanding principal balance of the Notes (after giving effect to any Loan then being requested) is equal to or greater than one-third (1/3) of the Commitment, the Margin Percentage applicable to such Loan or conversion shall be the amount set forth above plus an additional one-eighth of one percent (1/8%) per annum during the entire Interest Period applicable to such Loan or conversion.

     Maturity Date means the maturity of the Notes, July 31, 1995, as the same may hereafter be accelerated pursuant to the provisions of any of the Credit Documents.

     Maximum Commitment means Fifty-Five Million Dollars ($55,000,000).

     Negotiated Base Rate means, for each Interest Period, the rate of interest per annum quoted by Agent to Borrower at the time of the applicable request by Borrower for a Negotiated Rate Borrowing as the "Negotiated Base Rate."

     Negotiated Rate means for any day a rate per annum equal to the lesser of
(a) the Negotiated Base Rate in effect of the first day of the Interest Period for the applicable Negotiated Rate Borrowing and (b) the Ceiling Rate. Subject to Section 12, the Negotiated Rate is subject to adjustments for reserves, insurance assessments and other matters as provided for in Section 3(c).

     Negotiated Rate Borrowing means each portion of the principal balance of the Loans at any time bearing interest at the Negotiated Rate.

     Net Income means gross revenues and other proper income credits, less all proper income charges (including Taxes on income), all determined in accordance with GAAP. Net Income shall be determined on a consolidated basis.

     Net Tangible Assets means, as to a particular Person, assets (valued at cost less normal depreciation) of such Person and its Subsidiaries minus intangibles of such Person and its Subsidiaries, all determined in accordance with GAAP.

     Notes means the promissory notes of Borrower evidencing the Loans substantially in the form of Exhibit A, and any and all renewals, extensions, modifications, rearrangements and/or replacements thereof.

     Organizational Documents means the certificate or articles of incorporation and bylaws of a corporation.

     Original Notes shall mean the promissory notes issued pursuant to the Superseded Loan Agreement.

     Past Due Rate shall mean a rate per annum equal to the lesser of (a) the Base Rate plus four percent (4%) and (b) the Ceiling Rate.

     PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     Percentage means, for any Lender, such Lender's interest in the Maximum Commitment. The dollar amount of each Lender's interest in the Maximum Commitment as of the date hereof is set forth opposite such Lender's name on the signature pages of this Agreement.

     Permitted Investments means: (a) readily marketable securities issued or fully guaranteed by the United States of America with maturities of not more than one year, (b) financial instruments (including commercial paper) with maturities of not more than 270 days of Persons, in each case, rated "Prime 2" or better by Moody's Investors Service, Inc. or "A-2" or better by Standard and Poor's Corporation; (c) certificates of deposit, eurodollar deposits or repur-chase obligations having a maturity of not more than one year from the date of issuance thereof, or tax exempt bonds backed by letters of credit, in each case, issued by any U.S. domestic bank having capital surplus of at least $100,000,000 or by any other financial institution acceptable to Majority Lenders, all of the foregoing, and (d) readily marketable shares of any money market fund having total assets in excess of $250,000,000 and not disapproved in writing by Majority Lenders.

     Person means any individual, corporation, partnership, joint venture, joint stock association, business or other trust, unincorporated organization, Governmental Authority or any other form of entity.

     Plan means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by Borrower, any Subsidiary of Borrower or any member of a Controlled Group for employees of Borrower or any of its Subsidiaries or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any member of a Controlled Group for employees of Borrower or any of its Subsidiaries is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     Prime Rate means, on any day, the prime rate for that day as announced from time to time by TCB and thereafter entered in the minutes of its Loan and Discount Committee. Without notice to Borrower or any other Person, the Prime Rate shall automatically fluctuate upward and downward as and in the amount by which said prime rate fluctuates, with each change to be effective as of the date of each change in said prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Agent and Lenders disclaim any statement, representation or warranty to the contrary. Any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

     Proper Form means in form and substance satisfactory to Agent and Majority Lenders.

     Property means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

     Quarterly Financial Statements means for any fiscal quarter of a Person the quarterly financial statements of such Person which statements shall include a balance sheet as of the end of such fiscal quarter and an income statement, and a statement of cash flows for the fiscal year to date, subject only to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding fiscal quarter of the preceding year, prepared in accordance with GAAP and certified as presenting fairly the financial condition and results of operations by the chief financial officer or treasurer of such Person. The Quarterly Financial Statements for Borrower and its Subsidiaries shall be prepared on both a consolidated and a consolidating basis (the parties recognizing that such consolidating statements will be prepared in accordance with GAAP only to the extent normal and customary and the statement of cash flows need not be furnished in a consolidating form).

     Rate Designation Date means that Business Day which is (a) in the case of Base Rate Borrowings and Negotiated Rate Borrowings, 10:00 a.m., Houston, Texas time, on the date of such borrowing; (b) in the case of Eurodollar Rate Borrowings, 10:00 a.m., Houston, Texas time, on the date two Eurodollar Business Days preceding the first day of any proposed Interest Period, and (c) in the case of CD Rate Borrowings, 10:00 a.m., Houston, Texas time, on the Business Day immediately preceding the first day of any proposed Interest Period.

     Rate Designation Notice means a written notice substantially in the form of Exhibit B.

     Regulation D means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and includes any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

     Request for Credit means a request for credit duly executed by an appropriate officer on behalf of Borrower, appropriately completed and substantially in the form of Exhibit C attached hereto.
     Requirements of Environmental Law means all requirements imposed by any law (including The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation or order of any Governmental Authority in effect at the applicable time which relate to (i) pollution, protection or clean-up of the air, surface water, ground water or land; (ii) solid, gaseous or liquid waste generation, recycling, reclamation, treatment, storage, disposal or transportation; or (iii) regulation of the manufacture, processing, distribution in commerce, use, discharge, release, threatened release, emission or storage of Hazardous Substances.

     Subsidiary means, as to a particular parent Person, any other Person of which 50% or more of the indicia of equity rights (whether outstanding capital stock, partnership interests or otherwise) is at the time directly or indirectly owned or held by such parent Person, or by one or more of its Affiliates. In cases herein where reference is made to the Subsidiaries of Borrower, such references shall not refer to or include 2707 North Loop West, Ltd., a Texas limited partnership, until such time as Borrower or any of its Subsidiaries becomes the general partner thereof.

     Superseded Loan Agreement shall have the meaning ascribed to it in Section 22.

     Tangible Net Worth means total stockholders' equity (adjusted for treasury stock), less all intangibles, all determined in accordance with GAAP.

     Taxes means any tax, levy, impost, duty, charge or fee.

     Termination Date means the earlier of (a) the Maturity Date or (b) the date of termination of the Commitment pursuant to Section 8.

     Texas Credit Code means Title 79, Texas Revised Civil Statutes, 1925, as amended.

     Total Capitalization shall mean the sum of (i) all Interest Bearing Debt and (ii) total stockholders' equity of Borrower (adjusted for treasury stock).

     Unfunded Liabilities means, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation report for such Plan, but only to the extent that such excess represents a potential liability of any member of the applicable Controlled Group to the PBGC or a Plan under Title IV of ERISA.

The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement.
     2.   LOANS.

          (a) Loans and Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make Loans to Borrower from time to time during the Loan Availability Period, not to exceed at any time outstanding such Lender's Percentage of the Commitment, Borrower having the right to borrow, repay and reborrow. Each Request for Credit by Borrower shall be deemed a request for a Loan from each Lender equal to such Lender's Percentage of the aggregate amount so requested, and such aggregate amount shall be equal to the lesser of (1) an integral multiple of $1,000,000 and (2) the unused portion of the Commitment. Each repayment of the Loans shall be deemed a repayment of each Lender's Loans equal to such Lender's Percentage of the aggregate amount so repaid, and the aggregate amount so repaid shall be equal to the lesser of (i) an integral multiple of $1,000,000 and (ii) the aggregate unpaid principal balance of the Notes. The obligations of Lenders hereunder are several and not joint, and the preceding two sentences will give rise to certain inappropriate results if special provisions are not made to accommodate the failure of a Lender to fund a Loan as and when required by this Agreement; therefore, notwithstanding anything herein to the contrary, (I) no Lender shall be required to make Loans at any one time outstanding in excess of such Lender's Percentage of the Commitment or of the requested Loan and (II) if a Lender fails to make a Loan as and when required hereunder and Borrower subsequently makes a repayment on the Loans, such repayment shall be split among the non-defaulting Lenders ratably in accordance with their respective Percentages until each Lender has its Percentage of all of the outstanding Loans, and the balance of such repayment shall be divided among all of Lenders in accordance with their respective Percentages. The Loans shall be evidenced by the Notes.

          (b) Reduction in Commitment. Borrower shall have the right to terminate or permanently reduce the unused portion of the Commitment at any time or from time to time, provided that Borrower may not decrease the Commitment to an amount less than the aggregate outstanding principal balance of the Notes. Each decrease in the Commitment pursuant to this Section shall be permanent and shall be an integral multiple of $1,000,000. Each notice of a decrease in the Commitment shall be effective upon the date specified therein; provided that Agent must receive such notice at least five (5) Business Days prior to its effective date.

          (c) Commitment Fee. In consideration of the Commitment, Borrower agrees to pay a commitment fee (computed on the basis of the actual number of days elapsed in a year composed of 365 or 366 days, as the case may be) of (1) twenty five (25) basis points per annum through and including July 31, 1994, and
(2) eighteen and three-fourths (18.75) basis points per annum thereafter, in each case, on the daily average difference between the Commitment and the aggregate principal balance of the Notes, such fee to be due and payable to Agent for the account of Lenders on each Interest Payment Date for Base Rate Borrowings before the Termination Date, and on the Termination Date, in addition to the installments of interest on the Notes. All past due commitment fees shall bear interest at the Past Due Rate. Lenders and Borrower agree that Chapter 15 of the Texas Credit Code shall not apply to this Agreement, the Notes or any Loan.

          (d) Mandatory Payments of Principal and Interest. Accrued and unpaid interest on the unpaid principal balance of the Notes shall be due and payable on the Interest Payment Date. The entire unpaid principal balance of each Note shall be finally due and payable on the Maturity Date. All payments hereon made pursuant to this Section shall be applied first to accrued interest, the balance to principal. If any payment provided for in any Note shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date of such payment into another calendar month or beyond the Maturity Date, and in either such event such payment shall be made on the Business Day immediately preceding the day on which such payment would otherwise have been due), and such extension of time shall in such case be included in the computation of interest on the Notes.

          (e) Mandatory Prepayments. Borrower shall from time to time prepay the Loans in such amounts as shall be necessary so that at all times the aggregate principal amount of all Loans outstanding shall be less than or equal to the Commitment.

          (f) Funding Mechanics for Loans. Agent shall forward a copy of each Request for Credit to Lenders promptly upon each receipt. Each Lender shall provide Agent with such Lender's Percentage of each requested Loan in immediately available funds no later than the date Borrower has requested such Loan to be made. If any Lender fails to so provide funds to Agent, Agent may (but shall not be obligated to) advance to Borrower such Lender's Percentage of such requested Loan; such advance shall be payable by such Lender on demand and shall bear interest at the Federal Funds Rate. Agent shall disburse to Lenders all funds received by it from or on account of Borrower pursuant to the Credit Documents in accordance with the respective interests of Lenders therein (in accordance with their respective Percentages) by wire transfer of immediately available funds (1) if such funds are received by Agent prior to 12:00 noon, Houston, Texas time, on the day of receipt and (2) if such funds are received by Agent after 12:00 noon, during the next Business Day, without interest, premium or penalty thereon. If Agent does not so disburse such funds, such funds shall be payable by Agent on demand and shall bear interest from the day when due at the Federal Funds Rate. If a Lender owes any amount to Agent pursuant to this Agreement, Agent shall give notice thereof, specifying the amount thereof and reasonable detail as to the determination thereof, to such Lender and the same shall be due and payable on demand and shall bear interest from the date when due at the Federal Funds Rate.

          (g) Sharing of Payments, Etc. If a Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement, on any Letter of Credit Liabilities or on other Facility Debt then due to such Lender hereunder, through the exercise of any right of set-off (including, without limitation, any right of setoff or lien granted under Section 19 hereof), banker's lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loans made, Letter of Credit Liabilities or other Facility Debt held by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lenders in obtaining or preserving such benefit) pro rata in accordance with their respective Percentages. To such end, Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Loans made, Letter of Credit Liabilities or other Facility Debt held, by other Lenders may exercise all rights of setoff, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans, Letter of Credit Liabilities or other Facility Debt in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness of Borrower.

     3.   INTEREST OPTIONS FOR LOANS.

          (a) Options Available. The outstanding principal balances of the Notes shall bear interest at the Base Rate; provided, that (1) all past due amounts, both principal and accrued interest, shall bear interest at the Past Due Rate, and (2) subject to the provisions hereof, Borrower shall have the option of having all or any portion of the principal balances of the Notes from time to time outstanding bear interest at an Alternate Rate. The records of Agent with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall be binding and conclusive, absent manifest error. Interest on the Loans shall be calculated at the Base Rate except where it is expressly provided pursuant to this Agreement that an Alternate Rate is to apply. Interest on the amount of each advance against the Notes shall be computed on the amount of that advance and from the date it is made. Notwithstanding anything in this Agreement to the contrary, for the full term of the Notes the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of the Notes for the use, forbearance or detention of the debt evidenced thereby (including all interest on the Notes at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate.

          (b) Designation and Conversion. Borrower shall have the right to designate or convert its Interest Options in accordance with the provisions hereof. Provided no Default has occurred and is continuing and subject to the last sentence of Section 3(a) and the provisions of Section 3(c), Borrower may elect to have an Alternate Rate apply or continue to apply to all or any portion of the principal balance of the Notes. Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loans, but such conversion shall not change the respective outstanding principal balance of the Notes. The Interest Options shall be designated or converted in the manner provided below:

     (i) Borrower shall give Agent telephonic notice, promptly confirmed by a Rate Designation Notice (in the case of a conversion of an outstanding Loan) or a Request for Credit (in the case of a new Loan). Each such telephonic and written notice shall specify the amount of the Loan which is the subject of the designation, if any; the amount of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion and the Interest Period or Periods, if any, selected by Borrower. Such telephonic notice shall be irrevocable and shall be given to Agent no later than the applicable Rate Designation Date.

     (ii) No more than six (6) Alternate Rate Borrowings shall be in effect at any time.

     (iii) Each designation or conversion of a Eurodollar Rate Borrowing shall occur on a Eurodollar Business Day. Each designation or conversion of a CD Rate Borrowing or a Negotiated Rate Borrowing shall occur on a Business Day.

     (iv) Except as provided in Section 3(c), no Alternate Rate Borrowing shall be converted on any day other than the last day of the applicable Interest Period.

     (c)  Special Provisions Applicable to Alternate Rate Borrowings.

     (i) Options Unlawful. If the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by Agent or any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority shall at any time make it unlawful or impossible for Agent or any Lender to permit the establishment of or to maintain any Alternate Rate Borrowing, the commitment to establish or maintain such Alternate Rate Borrowing shall forthwith be canceled and Borrower shall forthwith, upon demand by Agent to Borrower, (1) convert the Alternate Rate Borrowing with respect to which such demand was made to a Base Rate Borrowing or another Alternate Rate Borrowing; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required to compensate Agent or any Lender for any additional cost or expense which Agent or any Lender may incur as a result of such adoption of or change in such Legal Requirement or in the interpretation or administration thereof and any Funding Loss which Agent or any Lender may incur as a result of such conversion. If, when Agent so notifies Borrower, Borrower has given a Rate Designation Notice or a Request for Credit specifying an Alternate Rate Borrowing but the selected Interest Period has not yet begun, such Rate Designation Notice or Request for Credit, as the case may be, shall be deemed to be of no force and effect, as if never made, and the balance of the Loans specified in such Rate Designation Notice or Request for Credit, as the case may be, shall bear interest at the Base Rate until a different available Interest Option shall be designated in accordance herewith.

     (ii) Increased Cost of Borrowings. Subject to Section 12, if the adoption of any applicable Legal Requirement or any change in any applicable Legal Requirement or in the interpretation or administration thereof by any Governmental Authority or compliance by Agent or any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority shall at any time as a result of any portion of the principal balances of the Notes being maintained on the basis of an Alternate Rate would:

          (1) subject Agent or any Lender (or make it apparent that Agent or any Lender is subject) to any Taxes, or any deduction or withholding for any Taxes, on or from any payment due under any Alternate Rate Borrowing or other amount due hereunder, other than income and franchise taxes of the United States and its political subdivisions; or

          (2) change the basis of taxation of payments due from Borrower to any Lender under any Alternate Rate Borrowing (otherwise than by a change in the rate of taxation of the overall net income of such Lender); or

          (3) impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the applicable Alternate Rate), special deposit requirement or similar requirement (including state law requirements and Regulation (D) imposed, modified, increased or deemed applicable by any Governmental Authority against assets held by Agent or any Lender, or against deposits or accounts in or for the account of Agent or any Lender, or against loans made by Agent or any Lender, or against any other funds, obligations or other property owned or held by Agent or any Lender; or

          (4) impose on Agent or any Lender any other condition regarding any Alternate Rate Borrowing;

          and the result of any of the foregoing is to increase the cost to Agent or any Lender of agreeing to make or of making, renewing or maintaining such Alternate Rate Borrowing, or reduce the amount of principal or interest received by Agent or any Lender, then, upon demand by Agent, Borrower shall pay to Agent, from time to time as specified by Agent, additional amounts which shall compensate Agent and each Lender for such increased cost or reduced amount. The determination by Agent or any Lender, as the case may be, of the amount of any such increased cost, increased reserve requirement or reduced amount shall be conclusive and binding, absent manifest error. Each Lender will notify Borrower through Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

     (iii) Inadequacy of Pricing and Rate Determination. Subject to Section 12, if for any reason with respect to any Interest Period Agent (or, in the case of clause 3 below, the applicable Lender) shall have determined (which determination shall be conclusive and binding upon Borrower) that:

          (1) Agent is unable through its customary general practices to determine any applicable Alternate Rate, or

          (2) by reason of circumstances affecting the applicable Eurodollar market, generally, Agent is not being offered deposits in United States dollars in such market, for the applicable Interest Period and in an amount equal to the amount of any applicable Alternate Rate Borrowing requested by Borrower, or

          (3) any applicable Alternate Rate will not adequately and fairly reflect the cost to any Lender of making and maintaining such Alternate Rate Borrowing hereunder for any proposed Interest Period,

          Agent shall give Borrower notice thereof and thereupon, (A) any Rate Designation Notice or Request for Credit previously given by Borrower designating the applicable Alternate Rate Borrowing which has not commenced as of the date of such notice from Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until Agent shall notify Borrower that the circumstances giving rise to such notice from Agent no longer exist, each Rate Designation Notice and Request for Credit requesting the applicable Alternate Rate shall be deemed a request for a Base Rate Borrowing, and any applicable Alternate Rate Borrowing then outstanding shall be converted, without any notice to or from Borrower, upon the termination of the Interest Period then in effect with respect to it, to a Base Rate Borrowing.

     (iv) Funding Losses. Borrower shall indemnify Agent and each Lender against and hold Agent and each Lender harmless from any Funding Loss. This agreement shall survive the payment of the Notes. A certificate as to any additional amounts payable pursuant to this Section submitted to Borrower shall be conclusive and binding upon Borrower, absent manifest error.

          (d) Funding Offices; Adjustments Automatic; Calculation Year. Any Lender may, if it so elects, fulfill its obligation as to any Alternate Rate Borrowing by causing a branch or Affiliate of such Lender to make such Loan and may transfer and carry such Loan at, to or for the account of any branch office or Affiliate of such Lender; provided, that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender, and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender, as the case may be, and shall be deemed held by it for the account of such branch or Affiliate. Without notice to Borrower or any other Person, each rate required to be calculated or determined under this Agreement shall automatically fluctuate upward and downward in accordance with the provisions of this Agreement. Interest at the Prime Rate shall be computed on the basis of the actual number of days elapsed in a year consisting of 365 or 366 days, as the case may be. All other interest and fees required to be calculated or determined under this Agreement shall be computed on the basis of the actual number of days elapsed in a year consisting of 360 days, unless the Ceiling Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Ceiling Rate, the applicable interest and fees shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued.

          (e) Funding Sources. Each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each Alternate Rate Borrowing during each Interest Period through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Alternate Rate for such Interest Period.

          (f) Stated Rate; Recapture. As used in the Credit Documents, "Stated Rate means the effective weighted per annum rate of interest applicable to the Loans; provided, that if on any day such rate shall exceed the Ceiling Rate for that day, the Stated Rate shall be fixed at the Ceiling Rate on that day and on each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid principal balance of the Notes plus the Additional Interest equals the total amount of interest which would have accrued if there had been no Ceiling Rate. If the Notes mature (or are prepaid) before such equality is achieved, then, in addition to the unpaid principal and accrued interest then owing pursuant to the other provisions of the Credit Documents, Borrower promises to pay on demand to the order of the holders of the Notes interest in an amount equal to the excess (if any) of (a) the lesser of (i) the total interest which would have accrued on the Notes if the Stated Rate had been defined as equal to the Ceiling Rate from time to time in effect and (ii) the total interest which would have accrued on the Notes if the Stated Rate were not so prohibited from exceeding the Ceiling Rate, over (b) the total interest actually accrued on the Notes to such maturity (or prepayment) date. Without notice to Borrower or any other Person, the Stated Rate shall automatically fluctuate upward and downward in accordance with the provisions of this definition.

     4.   CONDITIONS PRECEDENT.

          (a) All Loans. The obligation of any Lender to make any Loan is subject to the accuracy of all representations and warranties of Borrower in this Agreement and any other Credit Document on the date thereof as if made on such date (and such Lender's receipt of evidence of such accuracy), to the performance by Borrower of its obligations under the Credit Documents (and such Lender's receipt of evidence of such performance) and to the satisfaction of the following conditions:

     (i) Agent shall have received (1) no later than (A) in the case of a Negotiated Rate Borrowing, the earlier of (y) 30 minutes from the time that a Negotiated Rate has been quoted for such Loan and (z) 10:00 a.m., Houston, Texas time, and (B) in all other cases, 10:00 a.m. Houston, Texas time, on the applicable Rate Designation Date, telephonic notice from Borrower of the pro-posed date and amount of such Loan, and (2) no later than 12:00 noon, Houston, Texas time, on the applicable Rate Designation Date, a Request for Credit signed by the President, a Vice President, the Treasurer or the Assistant Treasurer of Borrower and complete in all material respects. If any telephonic request for a Loan is received by Agent after the applicable times set forth above, or if the corresponding Request for Credit for such telephonic request is not received by 12:00 noon, Houston, Texas time, such telephonic request shall be treated as having been received on the next Business Day.

     (ii) prior to the date thereof, there shall have occurred, in the sole opinion of Majority Lenders, no material adverse change in the Property, liabilities, financial condition, business or affairs of Borrower or any of its Subsidiaries from those reflected in the most recent financial statements delivered to Lenders as of the date hereof or in the facts warranted or represented in any Credit Document.

     (iii) no Default or Event of Default shall have occurred and be continuing or will occur as a result of the requested Loan.

     (iv) the making of such Loan shall not be prohibited by, or subject Agent or any Lender to any penalty or onerous condition under, any applicable Legal Requirement.

     (v) all of the Credit Documents have been executed and delivered, and shall be valid, enforceable and in full force and effect.

     (vi) all fees and expenses owed to Agent or any Lender under any of the Credit Documents as of the date thereof shall have been paid in full.

     (vii) Agent and Lenders shall have received such other documents as any of them may reasonably require.

Each such Loan shall be subject to the further condition that, at the time thereof, all legal matters incident to the transactions herein contemplated shall be satisfactory to Agent's legal counsel. Delivery of any Request for Credit to Agent shall constitute a representation by Borrower that the representations and warranties made by Borrower under this Agreement and the other Credit Documents are true and correct as of the date of delivery of such Request for Credit.

          (b) First Loan. In addition to the conditions described in Section 4(a), the obligation of Lenders to make the initial Loan is subject to the following, in Proper Form: (1) Lenders shall have received their respective Notes and Agent shall have received the other Credit Documents; (2) Agent shall have received a duly executed Borrowing Authorization of Borrower; (3) Agent shall have received a current certificate from the Secretary of State or other appropriate official of the State of Texas as to the continued existence and good standing of Borrower, (4) Agent shall have received a legal opinion from the general counsel for Borrower acceptable to Agent and Majority Lenders.

     5. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants that:

          (a) Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the state of its organization and has full legal right, power and authority to carry on its business as presently conducted and to execute, deliver and perform its obligations under the Credit Documents executed by it, and (ii) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business it conducts makes such qualification necessary or desirable.

          (b) The execution, delivery and performance of the Credit Documents executed by Borrower have been duly authorized by all necessary action under Borrower's Organizational Documents and otherwise.

          (c) Borrower's execution, delivery and performance of the Credit Documents do not and will not require (i) any consent of any other Person or
(ii) any consent, license, permit, authorization or other approval (including foreign exchange approvals) of any Governmental Authority, or any notice to, exemption by, any registration, declaration or filing with or the taking of any other action in respect of, any Governmental Authority.

          (d) The execution, delivery and performance of any Credit Document will not (i) violate any Legal Requirement or the Organizational Documents of Borrower or any of its Subsidiaries or (ii) conflict with or result in a breach of the terms, conditions or provisions of, or cause a default under, any agreement, instrument, franchise, license or concession to which Borrower or any of its Subsidiaries is a party or by which any of them is bound.

          (e) Borrower has duly and validly executed, issued and delivered each Credit Document to which it is a party. The Credit Documents are in proper legal form for prompt enforcement and they are Borrower's legal, valid and binding obligations, enforceable in accordance with their terms. Borrower's obligations under them rank and will rank at least equal in priority of payment with all of Borrower's other Indebtedness (except only for Indebtedness preferred by operation of law or Indebtedness disclosed in writing to Lenders before execution and delivery of this Agreement).

          (f) All information supplied to Agent or any Lender, and all statements made to Agent or any Lender, by or on behalf of Borrower or any of its Subsidiaries before, concurrently with or after execution of this Agreement are and will be true, correct, complete, valid and genuine in all material respects. The most recent financial statements for Borrower and its Subsidiaries furnished to Lenders as of the date hereof fairly present the financial condition of Borrower and its Subsidiaries as of its date and for the period then ended in accordance with GAAP. No material adverse change has occurred in the financial conditions reflected in any such statements since their dates.

          (g) Borrower and each of its Subsidiaries have filed all tax returns required to be filed and paid all Taxes shown thereon to be due, including interest and penalties, except for Taxes which are being diligently contested in good faith and for payment of which adequate reserves have been set aside.

          (h) Except as set forth on Schedule I, there is no litigation, condemnation or other action, suit or proceeding pending--or, to the best of Borrower's knowledge, threatened--against or affecting Borrower or any of its Subsidiaries, at law or in equity, or before or by any Governmental Authority, which individually or together with all other such action, suit or proceeding presenting substantially the same issue of fact, involves the assertion of claims for actual damages in excess of, on an aggregate basis, $1,000,000, or otherwise might result in any material adverse change in the business or financial condition or in other Property of Borrower or any of its Subsidiaries or any interest in it.

          (i) Neither Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, decree or demand of any Governmental Authority, in the payment of any Indebtedness for borrowed money or under any agreement or other papers evidencing or securing any such Indebtedness.

          (j) Neither Borrower nor any of its Subsidiaries is a party to any contract or agreement which materially and adversely affects any of their businesses, Property or financial conditions.

          (k) Borrower and its Subsidiaries are now solvent, and no bankruptcy or insolvency proceedings are pending or contemplated by or--to Borrower's knowledge--against Borrower or any of its Subsidiaries. Borrower's liabilities and obligations under the Credit Documents to which it is a party do not and will not render Borrower insolvent, cause Borrower's liabilities to exceed Borrower's assets or leave Borrower with too little capital to properly conduct all of its business as now conducted or contemplated to be conducted.

          (l) No representation or warranty contained in any Credit Document and no statement contained in any certificate, schedule, list, financial statement or other papers furnished to Agent or any Lender by or on behalf of Borrower contains--or will contain--any untrue statement of material fact, or omits--or will omit--to state a material fact necessary to make the statements contained therein not misleading.

          (m) None of the proceeds of any Note and no draws under Letters of Credit will be used for the purpose of purchasing or carrying, directly or indirectly, any margin stock or for any other purpose which would make such credit a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

          (n) Borrower and each of its Subsidiaries possess all permits, licenses, patents, trademarks, tradenames and copyrights required to conduct their respective businesses.

          (o) Borrower and each of its Subsidiaries are in compliance with all applicable Legal Requirements and Borrower and each of its Subsidiaries manage and operate (and will continue to manage and operate) their businesses in accordance with good industry practices.

          (p) With respect to each Plan, Borrower and each member of a Controlled Group for the employees of Borrower or any of its Subsidiaries have fulfilled their obligations, including obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the provisions of ERISA and the Code. No event has occurred which could result in a liability of Borrower or any member of a Controlled Group for the employees of Borrower or any of its Subsidiaries to the PBGC or a Plan (other than to make contributions in the ordinary course). Since the effective date of Title IV of ERISA, there have not been any nor are there now existing any events or conditions that would cause the Lien provided under Section 4068 of ERISA to attach to any Property of Borrower or any member of a Controlled Group for the employees of Borrower or any of its Subsidiaries. There are no Unfunded Liabilities with respect to any Plan. No "prohibited transaction" has occurred with respect to any Plan.

          (q) Neither Borrower nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.

          (r) Neither Borrower nor any of its Subsidiaries is an "affiliate" or a "subsidiary company" of a "public utility company," or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended ("PUHC Act"). Further, none of the transactions contemplated under this Agreement shall cause or constitute a violation of any of the provisions, rules, regulations or orders of or under the PUHC Act and the PUHC Act does not in any manner impair the legality, validity or enforceability of the Notes or the liabilities of Borrower under any of the Credit Documents.

          (s) Borrower and its Subsidiaries are in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Requirement of Environmental Law or Environmental Permit, except where failure to be in such compliance could not reasonably be expected to have a material adverse effect on Borrower and its Subsidiaries on a consolidated basis. Borrower and its Subsidiaries (i) have obtained and maintained in effect all Environmental Permits, the failure to obtain which could reasonably be expected to have a material adverse effect on Borrower and its Subsidiaries on a consolidated basis, (ii) along with their Property are not subject to any (A) Environmental Claims or (B) Environmental Liabilities arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which could reasonably be expected to have a material adverse effect on Borrower and its Subsidiaries on a consolidated basis, and (iii) have not received individually or collectively any notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with their respective Property which could reasonably be expected to have a material adverse effect on Borrower and its Subsidiaries on a consolidated basis.

          (t)  Borrower's fiscal year ends January 31.

          (u) Borrower has no Subsidiaries other than the Subsidiaries listed on Schedule II. Each such Subsidiary is owned in the percentage set forth opposite such Subsidiary's name on Schedule II.

          (v) All statements made by or on behalf of Borrower in connection with this Agreement or any other Credit Document shall constitute the joint and several representations and warranties of the Person making the statement and of Borrower.

          (w) Borrower and each of its Subsidiaries has good and marketable title to their respective Property free and clear of all material Liens, except for those permitted in Section 7(a). All rights, permits, easements, servitudes and rights-of-way included in or necessary to the development, maintenance and operation of any such Property have been obtained and are in full force and effect.

          (x) Neither Borrower nor any of its Subsidiaries has made any Investment in, advance to or guaranty of the obligations of any Person, except as set forth in Schedule III.

          (y) All leases of real and personal Property to which Borrower or any of its Subsidiaries is a lessee are in full force and effect, and no default has occurred with regard to any such lease.

          (z) Neither Borrower nor any agent acting for it has offered the Notes or any similar obligation of Borrower for sale to or solicited any offers to buy the Notes or any similar obligations of Borrower from any Person other than Lenders, and Borrower will take no action which would subject the sale of the Notes to the provisions of Section 5 of the Securities Act of 1933, as amended, or any applicable state securities law.

          (aa) Borrower and each of its Subsidiaries carries insurance with reputable insurers in respect of such of its Property, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses.

     6.   AFFIRMATIVE COVENANTS.   Borrower covenants and agrees that prior to
termination of this Agreement:

          (a) Borrower shall (and shall cause each of its Subsidiaries to) at all times (i) pay when due all Taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested diligently in good faith and reserves have been established therefor; (ii) to the extent applicable, do all things necessary to preserve its existence, qualifications, rights and franchises in all states where such qualification is necessary or desirable; (iii) comply with all applicable Legal Requirements (including Requirements of Environmental Law) in respect of the conduct of its business and the ownership of its Property; (iv) cause its Property to be protected, maintained and kept in good repair and make all replacements and additions to its Property as may be reasonably necessary to conduct its business properly and efficiently, and (v) pay punctually and discharge when due, or renew or extend, any Indebtedness incurred by it and discharge, perform and observe the covenants, provisions and conditions to be performed, discharged and observed on its part in connection therewith, or in connection with any agreement or other instrument relating thereto or in connection with any mortgage, pledge or lien existing at any time upon any of its Property; provided, however, that nothing contained in this subparagraph (v) shall require payment, discharge, renewal or extension of any such Indebtedness or discharge, performance or observance of any such covenants, provisions and conditions so long as any claims which may be asserted against with respect to any such Indebtedness or any such covenants, provisions and conditions shall be contested diligently and in good faith and reserves with respect thereto shall be established.
          (b) Borrower shall furnish or cause to be furnished to Agent and shall furnish to each Lender (without duplication) three (3) copies of each of the following: (1) as soon as available and in any event within 120 days after the end of each fiscal year of Borrower, Annual Financial Statements of Borrower and its Subsidiaries; (2) as soon as available and in any event within 60 days after the end of each fiscal quarter (except the last fiscal quarter) of each fiscal year of Borrower, Quarterly Financial Statements of Borrower and its Subsidiaries; (3) promptly upon their becoming available, all financial statements, registration statements, reports and proxy statements which Borrower or any of its Subsidiaries may file with the Securities and Exchange Commission from time to time; (4) as soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year of Borrower, a schedule of all contingent liabilities of Borrower and its Subsidiaries as of the end of the period covered thereby; (5) concurrently with the financial statements provided for in subsections (1) and (2) of this Section 6(b), such schedules, computations and other information, in reasonable detail, as may be required by Agent or any Lender to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, and a compliance certificate ("Compliance Certificate") in the form of Exhibit D, duly executed by the chief financial officer, treasurer or assistant treasurer of Borrower, and (5) such other information relating to the financial condition, operations, prospects or business of Borrower and its Subsidiaries as from time to time may be reasonably requested by Agent or any Lender. Each delivery of a financial statement pursuant to this Section shall constitute a republication of the representations and warranties contained in Section 5.

          (c) Borrower and its Subsidiaries shall have and maintain, on a consolidated basis, at all times:

               (1) an Interest Bearing Debt to Total Capitalization Ratio for Borrower of not greater than 0.40 to 1.00.

               (2) a Tangible Net Worth for Borrower of not less than $250,000,000.

               (3)  an Interest Coverage Ratio for Borrower of not less than
2.00 to 1.00.

          (d) Borrower shall (and shall cause each of its Subsidiaries to) permit each Lender upon reasonable advance notice to inspect its Property, to examine its files, books and records and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all at such times during normal business hours and such intervals and to such extent as such Lender may reasonably desire. All such information shall be maintained by Lenders in confidence and shall not be disclosed to any Person except (a) in connection with a sale of a Lender's interest hereunder, (b) in connection with the enforcement or collection of any Credit Document, (c) as may be required or directed by any Legal Requirement or Governmental Authority, (d) where such information has become a part of the public domain, and (e) Affiliates of Lenders.

          (e) Borrower shall promptly execute and deliver (or cause to be executed and delivered), at Borrower's expense, any and all other and further instruments which may be requested by any Lender or Agent to cure any defect in the execution and delivery of any Credit Document or more fully to describe particular aspects of the agreements and undertakings set forth in the Credit Documents.

          (f) Borrower shall (and shall cause each of its Subsidiaries to) maintain books of record and account in accordance with GAAP.

          (g) Borrower shall (and shall cause each of its Subsidiaries to) maintain insurance with such insurers, on such of its Property, officers, directors and employees, in such amounts and against such risks as is customarily maintained by other Persons of similar size to that of, and engaged in businesses substantially similar to those of, Borrower and its Subsidiaries, and furnish Agent satisfactory evidence thereof promptly upon request.

          (h) Borrower shall notify Agent immediately upon acquiring knowledge of the occurrence of, or if Borrower or any of its Subsidiaries causes or intends to cause, as the case may be: (1) the institution of any lawsuit or administrative proceeding affecting Borrower or any of its Subsidiaries, the adverse determination under which could have a material adverse effect on the business, condition (financial or otherwise), operations, Property or prospects of Borrower or any of its Subsidiaries or on the ability of Borrower to perform its obligations under any Credit Document to which it is a party; (2) any material adverse change, either in any case or in the aggregate, in the assets, liabilities, business, condition (financial or otherwise), operations, Property or prospects of Borrower or any of its Subsidiaries; (3) any Event of Default or any Default, together with a detailed statement by an appropriate officer or other responsible party acceptable to Agent on behalf of Borrower of the steps being taken to cure the effect of such Event of Default or Default; (4) the receipt of any notice from, or the taking of any other action by, the holder of any Indebtedness of Borrower or any of its Subsidiaries with respect to a claimed default, together with a detailed statement by an appropriate officer or other responsible party acceptable to Agent on behalf of Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action is being taken or proposed to take with respect thereto;
(5) the occurrence of a default or event of default by Borrower or any of its Subsidiaries under any agreement to which it is a party, which default or event of default could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), operations, Property or prospects of Borrower or any of its Subsidiaries; and (6) any change in the accuracy of the representations and warranties of Borrower in this Agreement or any other Credit Document.

          (i) Borrower shall promptly furnish to Agent (1) immediately upon receipt, a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA and any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, (2) if requested by any Lender, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, (3) immediately upon becoming aware of the occurrence of any "reportable event," as such term is defined in Section 4043 of ERISA, for which the disclosure requirements of Regulation Section 2615.3 promulgated by the PBGC have not been waived, or of any "prohibited transaction," as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by an appropriate officer or other responsible party acceptable to Agent on behalf of Borrower or the applicable member of a Controlled Group for employees of Borrower or any of its Subsidiaries specifying the nature thereof, what action Borrower or the applicable member of such Controlled Group is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service or the Department of Labor with respect thereto, (4) promptly after the filing or receiving thereof by Borrower or any member of a Controlled Group for employees of Borrower or any of its Subsidiaries of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan, and (5) each request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code promptly after the request is submitted by Borrower or any member of a Controlled Group for employees of Borrower or any of its Subsidiaries to the Secretary of the Treasury, the Department of Labor or the Internal Revenue Service, as the case may be. To the extent required under applicable statutory funding requirements, Borrower will fund, and will cause each of its Subsidiaries to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect, and comply with all applicable provisions of ERISA. Borrower covenants that it shall and shall cause each of its Subsidiaries and each other member of a Controlled Group for employees of Borrower or any of its Subsidiaries to (a) make contributions to each Plan in a timely manner and in an amount sufficient to comply with the contribution obligations under such Plan and the minimum funding standards requirements of ERISA; (b) prepare and file in a timely manner all notices and reports required under the terms of ERISA including annual reports, and (c) pay in a timely manner all required PBGC premiums.

          (j) Subject to Section 12, if, after the date of this Agreement, any Lender shall have determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein or any change after the date hereof with respect to any existing law, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or any change after the date hereof with respect to any existing law, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority has or would have the effect of reducing the rate of return on such Lender's capital (or on the capital of any Person owning or holding a participation interest in the Facility Debt) as a consequence of its obligations to Borrower with respect to the Loans to a level below that which could have been achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. A certificate of such Lender setting forth such amount or amounts as shall be necessary to compensate such Lender as specified in this Section shall be delivered as soon as practicable to Borrower and shall be conclusive and binding, absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen (15) days after such Lender delivers such certificate. In preparing such certificate, such Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

          (k) The proceeds of the Loans will be used for general corporate purposes and working capital for Borrower and its Subsidiaries.

     7. NEGATIVE COVENANTS. Borrower further covenants and agrees that prior to termination of this Agreement:

          (a)  Borrower will not (and will not permit any of its Subsidiaries
to) create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; or in any manner directly or indirectly sell, assign, pledge or otherwise transfer any of its Accounts or contract rights; provided, however, that Borrower or any of its Subsidiaries may create or suffer to exist: (1) artisans', mechanics', operators' or drillers' Liens to secure claims for labor, materials or supplies arising in the ordinary course of business, and Liens for Taxes, but only to the extent that payment of the foregoing shall not at the time be due or shall be contested in good faith by appropriate proceedings diligently conducted and with respect to which appropriate reserves have been set aside; (2) Liens in effect on the date hereof and disclosed on Schedule IV, provided that neither the Indebtedness secured thereby nor the Property covered thereby shall increase; (3) Liens in favor of Agent for the ratable benefit of all Lenders or in favor of all Lenders on a pari passu basis; (4) deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security, or to secure the performance of bids, tenders, contracts (other than those relating to borrowed money) or leases or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business, or in connection with contests, to the extent that payment thereof shall not at the time be due or shall be contested in good faith by appropriate proceedings dili-gently conducted and there have been set aside on its books appropriate reserves with respect thereto; (5) Liens arising out of judgments or awards against Borrower or any of its Subsidiaries with respect to which Borrower or such Subsidiary shall be in good faith prosecuting an appeal or a proceeding for review; (6) Liens consisting of encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, zoning restrictions, restrictions on the use of real Property and minor defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which Borrower or any of its Subsidiaries is a party and other similar encumbrances, none of which in-terferes with the use of the Property subject thereto by Borrower or such Subsidiary in the ordinary conduct of its business; (7) Liens or security interests on assets of a Subsidiary of Borrower to secure obligations of such Subsidiary to Borrower or another Subsidiary of Borrower; (8) Liens in or affecting Property of Borrower or any of its Subsidiaries securing any Indebtedness representing the purchase price, or any portion thereof, of any Property acquired or being acquired by Borrower or a Subsidiary, provided that such Liens shall attach only to Property of Borrower that is financed with such Indebtedness, and shall be in accordance with or similar to arrangements in existence as of the date hereof; (9) Liens in or limitations on the use of funds held in trust securing the repayment of Indebtedness to any Industrial Development Corporation, and (10) Liens in Property acquired by Borrower that existed when such Property was acquired (provided, that the Indebtedness which such Liens secure is not increased).

          (b) Borrower will not (and will not permit any of its Subsidiaries to), in any single transaction or series of transactions, directly or indirectly: (1) consolidate, terminate, liquidate or dissolve; (2) be a party to any consolidation, termination, merger or consolidation; (3) modify or amend any of its Organizational Documents if doing so would have a material adverse effect on Borrower's ability to repay the Facility Debt; or (4) sell, convey, lease, transfer or otherwise dispose of assets representing more than 10% of Net Tangible Assets of Borrower and its Subsidiaries in the aggregate during the term hereof, or agree to take any such action, except for sale of Inventory in the ordinary course of business. Borrower will not (and will not permit any of its Subsidiaries to) pledge, transfer or otherwise dispose of any of the indicia of equity rights (whether issued and outstanding capital stock, partnership interests or otherwise) of a Subsidiary or any Indebtedness of a Subsidiary, or permit any Subsidiary of any such Person to issue any additional indicia of equity rights (whether issued and outstanding capital stock, partnership interests or otherwise) other than to its parent. Notwithstanding the foregoing,

          (1) Any of Borrower's Subsidiaries may merge or consolidate with Borrower (provided that Borrower shall be the continuing or surviving Corporation), or with any one or more of Borrower's Subsidiaries, or with any other Person or Persons, provided that each surviving Person after any such merger or consolidation shall be a Subsidiary of Borrower;

          (2) Shares of stock and Indebtedness of any Subsidiary of Borrower at any time owned by or owed to Borrower or any of Borrower's Subsidiaries may be sold for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of Borrower) at the time of sale of the shares of stock or Indebtedness so sold, provided that the assets of such Subsidiary do not constitute more than ten percent (10%) of the Net Tangible Assets of Borrower and all of its Subsidiaries and that such Subsidiary shall not have contributed more than 10% of Net Income during the most recently completed fiscal year of Borrower, and, further provided, that upon consummation of such sale and after giving effect thereto, no Default exists under the Credit Documents; and

          (3) Borrower may merge or consolidate with any other Person provided that Borrower shall be the surviving Person and as such shall not, immediately after such merger or consolidation, be in default hereunder.

          (c) Borrower will not (and will not permit any of its Subsidiaries to) enter into any transaction or agreement with any officer, director, partner, trustee or owner or holder of any indicia of equity rights (whether issued and outstanding capital stock, partnership interests or otherwise) of Borrower or any of its Subsidiaries (or any Affiliate of any such Person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources.

          (d) Borrower will not (and, subject to the last sentence of this Section, will not permit any of its Subsidiaries to) make any Investment in, any Person, or make any commitment to make any such Investment, except (1) indicia of equity rights of Borrower's Subsidiaries; (2) Permitted Investments; (3) normal and reasonable travel advances in the ordinary course of business to employees; (4) stock of or additional capital contributions to Subsidiaries; (5) customer obligations and receivables owing to Borrower or any of its Subsidiaries and arising out of sales or leases made or the rendering of services by Borrower or any of its Subsidiaries in the ordinary course of business; (6) acquisitions (with or without recourse and with or without discount) of negotiable instruments evidencing customer obligations and receivables of Borrower or any of its Subsidiaries and arising out of sales of leases made by Borrower or any of its Subsidiaries in the ordinary course of business; (7) acquisitions of Indebtedness of Borrower or any Subsidiary by Borrower or any other Subsidiary, and (8) other Investments not to exceed an aggregate original cost amount of $30,000,000 outstanding at any one time subject to the provisions of Section 5(m). Notwithstanding the foregoing, the limitations on Investments set forth above in this Section shall not apply to those made by MAC so long as the assets of MAC do not exceed three percent (3%) of the Net Tangible Assets of Borrower and its Subsidiaries.

     8. DEFAULT. The occurrence of any of the following events shall constitute an Event of Default (herein so called) under this Agreement:

          (a) any part of the Facility Debt is not paid when due, whether by lapse of time or acceleration or otherwise.

          (b) Borrower or any of its Subsidiaries fails to perform, observe or comply with--or defaults under--any of the terms, covenants, conditions or provisions of any Credit Document.

          (c) any representation or warranty made in any Credit Document or in any other report or other paper now or hereafter provided to any Lender or Agent pursuant or incident to any Credit Document or the Facility Debt proves to have been untrue or misleading in any material respect as of the date made or deemed made.

          (d) any of Borrower and its Subsidiaries: (i) voluntarily suspends transaction of business; (ii) becomes insolvent or unable to pay its Indebtedness as it matures; (iii) commences a voluntary case in bankruptcy or a voluntary petition seeking reorganization or to effect a plan or other arrangement with creditors; (iv) makes an assignment for the benefit of creditors; (v) applies for or consents to the appointment of a receiver or trustee for any such Person or for any substantial portion of its Property; or
(vi) makes an assignment to an agent authorized to liquidate any substantial part of its assets.

          (e) in respect of any of Borrower and its Subsidiaries: (i) an involuntary case shall be commenced with any court or other authority seeking liquidation, reorganization or a creditor's arrangement of any such Person; (ii) an order of any court or other authority shall be entered appointing any receiver or trustee for any such Person or for any substantial portion of its Property; or (iii) a writ or warrant of attachment or any similar process shall be issued by any court or other authority against any substantial portion of the Property of any such Person and such petition seeking liquidation, reorganization or a creditor's arrangement or such order appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment or similar process is not vacated, released or bonded off within sixty (60) days after its entry or levy.

          (f) dissolution, liquidation or termination of Borrower or any of its Subsidiaries, except as permitted in Section 7(b).

          (g) any action, suit or proceeding shall be commenced against or affecting any or involving the validity or enforceability of any Credit Document, at law or in equity, or before any Governmental Authority, which in Majority Lenders' reasonable judgment, impairs or might impair Lenders' ability to collect the Facility Debt when due or the enforceability of any Credit Document.

          (h) any one or more final judgments in the aggregate for the payment of money in excess of $100,000 shall be rendered against Borrower or any of its Subsidiaries and the same shall remain unstayed or undischarged for a period of 30 days or any appeal time provided by applicable law, if longer.

          (i) Borrower or any of its Subsidiaries shall be prevented or relieved by any Governmental Authority from performing or observing any material term, covenant or condition of any Credit Document.

          (j) any change shall occur in the Property, financial condition, business, operations, affairs or circumstances of Borrower or any of its Subsidiaries which materially adversely effects Borrower and its Subsidiaries taken as a whole.

          (k) Borrower or any of its Subsidiaries shall fail to pay when due any principal of or interest on any borrowed money obligation or the holder of such other obligation declares--or has the right to declare--such obligation due before its stated maturity because of default.

          (l) Borrower or any of its Subsidiaries shall be in default under or in violation of any Legal Requirement of any Governmental Authority having jurisdiction over it or any of its Property.

          (m) Borrower or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud any of its creditors, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law, or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or, while insolvent, shall have suffered or permitted any creditor to obtain a lien upon any of its Property through legal proceedings or distraint which is not vacated with thirty (30) days from its date.

Upon the occurrence of any Event of Default, and at any time thereafter, the obligation, if any, to make Loans or to consider issuing Letters of Credit shall cease and terminate, and Majority Lenders shall have the right, at their option,
(1) to declare the Commitment terminated (whereupon the Commitment shall be terminated) and to declare the unpaid balance of the Indebtedness evidenced by the Notes to be immediately due and payable without further notice (including notice of intent to accelerate and notice of acceleration), protest or demand or presentment for payment, ALL OF WHICH ARE HEREBY EXPRESSLY WAIVED BY BORROWER,
(2) to require Borrower to pay to Agent for the account of Lenders, in immediately available funds, an amount equal to the then aggregate amount available for drawings under all Letters of Credit (which funds shall be held by Agent as Cover), and (3) acting through Agent to enforce or exercise any and all powers, rights and remedies available at law or provided in this Agreement, the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith.

     9. LENDERS' RIGHT TO CURE. If Borrower should fail to comply with any of its agreements, covenants or obligations under any Credit Document, Agent or any Lender (in Borrower's name or in its own name) may perform them or cause them to be performed for Borrower's account and at Borrower's expense, but shall have no obligation to perform any of them or cause them to be performed. Any and all expenses thus incurred or paid by Agent or such Lender shall be Borrower's obligations to such Person due and payable on demand, or if no demand is sooner made, then they shall be due on or before four (4) years after the respective dates on which they were incurred, and each shall bear interest from the date such Person pays it until the date Borrower repays it to such Person, at the Past Due Rate. Upon making any such payment or incurring any such expense, such Person shall be fully and automatically subrogated to all of the rights of the Person receiving such payment. The amount and nature of any such expense and the time when it was paid shall be fully established by the affidavit of Agent or the applicable Lender or any of such Person's officers or agents. The exercise of the privileges granted to Agent and Lenders in this Section shall in no event be considered or constitute a cure of the default or a waiver of Agent's or any Lender's right at any time after an Event of Default to declare the Notes to be at once due and payable, but is cumulative of such right and of all other rights given by this Agreement, the Notes and the Credit Documents and of all rights given Agent and Lenders by law or in equity.

     10.  THE AGENT.

          (a) Appointment. Each Lender hereby irrevocably appoints and authorizes Agent to act on such Lender's behalf and to exercise such powers under the Credit Documents as are specifically delegated to or required of Agent by the terms thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by the Credit Documents (including enforcement or collection of the Notes), Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of the Notes; provided that Agent shall not be required to take any action which it reasonably believes may
(1) expose it to personal liability or (2) be contrary to the Credit Documents or applicable Legal Requirements.

          (b) Liability. Neither Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Credit Documents (1) with the consent or at the request of Majority Lenders or (2) in the absence of its or their own gross negligence or willful misconduct (IT BEING THE EXPRESS INTENTION OF LENDERS THAT AGENT AND ITS DIRECTORS, OFFICERS, AGENTS AND EMPLOYEES SHALL HAVE NO LIABILITY FOR ACTIONS AND OMISSIONS UNDER THE CREDIT DOCUMENTS RESULTING FROM ITS OR THEIR ORDINARY OR CONTRIBUTORY NEGLIGENCE). Without limiting the generality of the foregoing, Agent (1) may treat the payee of each Note as the holder thereof until it receives written notice of the assignment or transfer thereof, in Proper Form and signed by such payee; (2) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (3) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with the Credit Documents, other than those made by Agent in writing; (4) except as otherwise expressly provided herein, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Credit Documents or to inspect the Property (including the books and records) of Borrower; (5) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents, and (6) shall incur no liability under or with respect to the Credit Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopier, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

          (c) TCB a Lender. With respect to its Loans and Notes, TCB shall have the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it were not Agent. The term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include TCB in its individual capacity. TCB and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower and any Person who may do business with or own securities of Borrower, all as if it was not Agent and without any duty to account therefor to Lenders.

          (d) Independent Review. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 5(f) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges and agrees that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          (e) Indemnification. Agent shall not be required to take any action hereunder or to prosecute or defend any suit in respect of the Credit Documents unless indemnified to its satisfaction by Lenders against loss, cost, liability and expense. If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. In addition, Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower), ratably according to their respective Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of the Credit Documents or any action taken or omitted by Agent under the Credit Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of Agent. EACH LENDER AGREES, HOWEVER, THAT IT EXPRESSLY INTENDS UNDER THIS SECTION TO INDEMNIFY AGENT RATABLY AS AFORESAID FOR ALL SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF AGENT. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for such Lender's Percentage of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, the Credit Documents to the extent that Agent is not reimbursed for such expenses by Borrower. The provisions of this Section shall survive the termination of this Agreement and/or the payment or assignment of any of the Notes.

          (f) Knowledge of Defaults. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it shall have received written notice from Borrower or a Lender referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." If Agent receives such a notice, it shall give notice thereof to Lenders; provided that if such notice is received from a Lender, Agent also shall give notice thereof to Borrower. Agent shall be entitled to take action or refrain from taking action with respect to such Default or Event of Default as provided in this Section 10.

          (g) Resignation; Removal. Agent may resign at any time by giving written notice thereof to Lenders and Borrower, and may be removed as agent under the Credit Documents at any time with or without cause by Majority Lenders. Upon any such resignation or removal, Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Majority Lenders and shall have accepted such appointment within 30 days after the notice of resignation or removal, then the retiring Agent may, on behalf of Lenders, appoint a successor, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Agent under the Credit Documents by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under the Credit Documents. After the resignation or removal of Agent under the Credit Documents, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

          (h) Reliance by Borrower. In any case requiring approval or consent by Majority Lenders, Borrower shall be entitled to rely on the written representation by Agent that Agent has obtained such approval or consent.

     11. PARTICIPATION; ASSIGNMENT. Each Lender reserves the right, in its sole discretion, without notice to Borrower, to sell to any bank, savings and loan, savings bank, credit union or other deposit-taking financial institution participations in all or any part of such Lender's Loans, Notes or interest in the Commitment or interest in the Letter of Credit Liabilities or the Letter of Credit Documents in which event, the provisions of the Credit Documents shall inure to the benefit of each purchaser of a participation, but the pro rata treatment of payments and funding obligations hereunder shall be determined as if such Lender had not sold such participation. Each Lender may assign any or all or its rights and obligations under the Credit Documents to any Eligible Assignee, with the consent of Issuer (as defined in the Letter of Credit Agreement) if such assignment involves the Commitment or such Lender's Note, such consent not to be unreasonably withheld; provided that (a) no such assignment shall result in a Lender with an interest in the Commitment of less than $5,000,000, and (b) each such assignment shall be substantially in the form of Exhibit E, with the assignor to exchange its Note for a new Note and the assignee to receive a new Note and with the assignor to have no further right or obligation with respect to the rights and obligations assumed by the assignee. No Lender may assign its interest in the Loans and the Commitment without assigning a like interest in the assigning Lender's interest in the Letter of Credit Liabilities and the Letter of Credit Documents and vice versa. Borrower agrees to cooperate with the prompt execution and delivery of documents reasonably necessary to such assignment process, including the issuance of a new Note to the assignor (if retaining an interest hereunder) and the assignee immediately upon delivery to Borrower of the assignor's Note. Upon such assignment, the assignee shall be a Lender for all purposes under the Credit Documents and the Percentages (in each case as appropriate) and Percentages of the assignor and assignee Lenders shall be adjusted appropriately.

     12. USURY NOT INTENDED; SAVINGS PROVISIONS. Notwithstanding any provision to the contrary contained in any Credit Document, it is expressly provided that in no case or event shall the aggregate of any amounts accrued or paid pursuant to this Agreement which under applicable laws are or may be deemed to constitute interest ever exceed the maximum nonusurious interest rate permitted by applicable Texas or federal laws, whichever permit the higher rate. In this connection, Borrower and Lenders stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this Agreement shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum rate permitted by applicable laws. Borrower shall never be liable for interest in excess of the maximum rate permitted by applicable laws. If, for any reason whatever, such interest paid or received during the full term of the applicable Indebtedness produces a rate which exceeds the maximum rate permitted by applicable laws, Lenders shall credit against the principal of such Indebtedness (or, if such Indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to Agent produce a rate equal to the maximum rate permitted by applicable laws. All sums paid or agreed to be paid to Agent or any Lender for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the applicable Indebtedness, so that the interest rate is uniform throughout the full term of such Indebtedness. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between or among Borrower, Agent and/or any Lender.

     13.  DOCUMENTATION REQUIREMENTS.   Each written instrument required by this
Agreement, the Notes or the other Credit Documents to be furnished to Agent or any Lender shall be duly executed by the person or persons specified (or where no particular person is specified, by such person as Agent or such Lender shall require), duly acknowledged where reasonably required by Agent or such Lender and, in the case of affidavits and similar sworn instruments, duly sworn to and subscribed before a notary public duly authorized to act by Governmental Authority; shall be furnished to Agent or such Lender in one or more copies as required by such Lender; and shall in all respects be in form and substance satisfactory to Agent or such Lender and to its legal counsel.

     14. SURVIVAL. All covenants, agreements, representations and warranties made by Borrower in this Agreement, the other Credit Documents and any other document executed pursuant hereto or in connection herewith, and in any certificates or other documents or instruments delivered pursuant to this Agreement, the other Credit Documents or any other document executed pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the other Credit Documents and the other documents executed pur-suant hereto or in connection herewith, and shall continue in full force and effect until full payment of Facility Debt, complete performance of all of the obligations of Borrower under the Credit Documents and final termination of Lenders' obligations--if any--to make any further advances under the Notes or to provide any other financial accommodation to Borrower (provided, however, that all reimbursement obligations, indemnification and hold harmless obligations and other similar obligations of Borrower under any of the Credit Documents shall survive such payment, performance and termination). All such covenants, agreements, representations and warranties shall be binding upon any successors and assigns of Borrower, but any attempted assignment of any rights of Borrower hereunder without the prior written consent of Majority Lenders shall be null and void. No Person other than Borrower shall have any right or action hereon or any rights to Loans at any time, the Loans shall not constitute a trust fund for the benefit of any third parties and no third party shall under any circumstances have or be entitled to any Lien or any trust impressed on any undisbursed Loans.

     15. BORROWER AGREES TO PAY OR REIMBURSE AGENT'S EXPENSES; INDEMNIFICATION. To the extent not prohibited by applicable law, Borrower will pay all costs and expenses and reimburse Agent for any and all reasonable expenditures of every character incurred or expended from time to time, regardless of whether an Event of Default shall have occurred, in connection with the preparation, negotiation, documentation, closing, renewal, revision, modification, increase, review or restructuring of any loan or credit facility secured by the Credit Documents, including legal, accounting, auditing, architectural, engineering and inspection services and disbursements, and shall pay Agent and Lenders for any and all reasonable expenditures of every character incurred or expended in connection with collecting or attempting to enforce or collect any Credit Document. Provided, that no right or option granted by Borrower to Agent or any Lender or otherwise arising pursuant to any provision of any Credit Document shall be deemed to impose or admit a duty on Agent or any Lender to supervise, monitor or control any aspect of the character or condition of any operations conducted in connection therewith for the benefit of Borrower or any Person other than Agent or such Lender. Borrower shall indemnify Agent, Lenders and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities (including Environmental Liabilities), claims (including Environmental Claims), expenses (including reasonable attorneys' fees) or damages to which any of them may become subject, insofar as such losses, liabilities, claims, expenses or damages arise out of or result from (a) any actual or proposed use by Borrower of the proceeds of any Loan made or Letter of Credit issued by any Lender or growing out of or resulting from any Credit Document or any transaction or event contemplated therein; (b) violation by Borrower or any of its Subsidiaries of any law, rule, regulation or order including those relating to Hazardous Substances, petroleum, petroleum products or petroleum wastes; (c) any Lender or Agent being deemed an operator of any of Borrower's real or personal Property by a court or other regulatory or administrative agency or tribunal or other third party, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Substance, petroleum, petroleum product or petroleum waste located in on or under such property, or (d) any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to any of the foregoing. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the repayment and expiry of the Loans and all Letter of Credit Liabilities. Any amount to be paid under this Section by Borrower to Agent or any Lender shall be a demand obligation owing by Borrower to Agent or such Lender and shall bear interest from the date of expenditure until paid at the Past Due Rate.

     16.  AMENDMENTS IN WRITING.   This Agreement shall not be changed orally
but shall be changed only by agreement in writing signed by Borrower, Agent and all Lenders. Any waiver or consent with respect to this Agreement shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing between the parties, no usage of trade and no parol or extrinsic evidence of any nature shall be used to supplement or modify any of the terms or provisions of this Agreement.

     17. NOTICES. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by (a) delivering it against receipt for it, (b) depositing it with an overnight delivery service or by depositing it in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, addressed to the respective parties at the addresses shown herein (and if so given, shall be deemed given when mailed), or (c) by telecopy (provided, that notice by telecopy is intended for the convenience of the Person giving such notice and the Person receiving such notice may rely on, and shall not be liable for acting or refraining from acting upon, any notice, instruction or request purporting to have been signed or presented by the proper Person). Borrower's address for notice may be changed at any time and from time to time, but only after 30 days' advance written notice to Agent and Lenders and shall be the most recent such address furnished in writing by Borrower to Agent and Lenders. Agent's address for notice may be changed at any time and from time to time, but only after ten days' advance written notice to Borrower and shall be the most recent such address furnished in writing by Agent to Borrower and Lenders. Any Lender's address for notice may be changed at any time and from time to time, but only after ten days' advanced notice to Borrower, Agent and the other Lenders and shall be the most recent such address furnished in writing by such Lender to Borrower, Agent and the other Lenders. Actual notice, however and from whomever given or received, shall always be effective when received. Notwithstanding anything to the contrary contained in the Section, any notice required or permitted to be given to Agent under Section 2 shall be effective only when actually received by Agent.

     18. "INCLUDING" IS NOT LIMITING; SECTION HEADINGS AND REFERENCES; EXHIBITS, ETC. Wherever the term "including" or a similar term is used in this Agreement, it shall be read as if it were written "including by way of example only and without in any way limiting the generality of the clause or concept referred to." The headings used is this Agreement are included for reference only and shall not be considered in interpreting, applying or enforcing this Agreement. References in any Credit Document to paragraph or section numbers are references to paragraphs or sections, as the case may be, to such Credit Document. References in any Credit Document to Exhibits, Schedules, Annexes and Appendices are to the Exhibits, Schedules, Annexes and Appendices to such Credit Document and they shall be deemed incorporated into such Credit Document by reference.

     19. OFFSET RIGHTS. Each Lender is hereby authorized at any time and from time to time, without notice to any Person (and Borrower hereby WAIVES any such notice) to the fullest extent permitted by law, to set-off and apply any and all monies, securities and other Property of Borrower now or in the future in the possession, custody or control of such Lender, or on deposit with or otherwise owed to Borrower by such Lender--including all such monies, securities and other Property held in general, special, time, demand, provisional or final accounts or for safekeeping or as collateral or otherwise (but excluding those accounts clearly designated as escrow or trust accounts held by Borrower for others unaffiliated with Borrower)--against any and all of Borrower's obligations to Agent or any Lender now or hereafter existing under this Agreement, irrespective of whether any demand shall have made under this Agreement. Each Lender agrees to use reasonable efforts to promptly notify Borrower after any such set-off and application, provided that failure to give--or delay in giving--any such notice shall not affect the validity of such set-off and application or impose any liability on such Lender. Each Lender's rights under this Section are in addition to other rights and remedies (including other rights of set-off) which such Lender may have. Borrower is hereby authorized, without notice to any Person (and Lenders hereby WAIVE any such notice), to set-off and apply against any and all amounts from time to time owing to any Lender hereunder or under such Lender's Note, any and all of such Lender's obligation to Borrower pursuant to any general, special, time, demand, provisional or final account with such Lender to the extent (but only to the extent) that such account is not insured by the Federal Deposit Insurance Corporation and Borrower incurs a loss thereof as a result of the bankruptcy, insolvency, liquidation, dissolution or other cessation of business by such Lender. Borrower's rights under this Section are in addition to other rights and remedies (including other rights of set-off) which Borrower may have at law or in equity with respect to a failed financial institution.

     20. VENUE. This Agreement is performable in Harris County, Texas, which shall be a proper place of venue for suit on or in respect of this Agreement. Borrower irrevocably agrees that any legal proceeding in respect of this Agreement shall be brought in the district courts of Harris County, Texas or the United States District Court for the Southern District of Texas, Houston Division (collectively, the "Specified Courts"). Borrower hereby irrevocably submits to the nonexclusive jurisdiction of the state and federal courts of the State of Texas. Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Credit Document brought in any Specified Court, and hereby further irrevocably waives any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Borrower further irrevocably consents to the service of process out of any of the Specified Courts in any such suit, action or proceeding by the mailing of copies thereof by certified mail, return receipt requested, postage prepaid, to Borrower at its address as provided in this Agreement or as otherwise provided by Texas law. Nothing herein shall affect the right of Agent or any Lender to commence legal proceedings or otherwise proceed against Borrower in any jurisdiction or to serve process in any manner permitted by applicable law. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This agreement shall be governed by and construed in accordance with the applicable laws of the State of Texas and the United States of America from time to time in effect.

     21. RIGHTS CUMULATIVE; DELAY NOT WAIVER. Agent's or any Lender's exercise of any right, benefit or privilege under any of the Credit Documents or any other papers or at law or in equity shall not preclude the concurrent or subsequent exercise of Agent's or any Lender's other present or future rights, benefits or privileges. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law, the Credit Documents or any other papers; provided, however, that to the extent of any conflict between any provision of this Agreement and any provision contained in any Note, the other Credit Documents or any other document executed pursuant hereto or in connection herewith, the provisions of this Agreement shall control. Every power, right or remedy of Agent or any Lender set forth in this Agreement, the Notes, the other Credit Documents or any other document executed pursuant hereto or in connection herewith, or afforded by law may be exercised from time to time, and as often as may be deemed expedient by the Person entitled to enforce or exercise such. No failure by Agent or any Lender to exercise, and no delay in exercising, any right under any Credit Document or any other papers shall operate as a waiver thereof.

     22. ENTIRE AGREEMENT; FORMER AGREEMENT SUPERSEDED. This Agreement embodies the entire agreement and understanding among Borrower and Agent and Lenders relating to the subject matter hereof and supersedes all prior proposals, agreements and understandings relating to such subject matter. The other Credit Documents are incorporated herein by reference; however, in the event and to the extent of any conflict, the provisions of this Agreement shall control. Without limiting the effect of the foregoing provisions of this
Section 22, this Agreement supersedes all of the terms and provisions of that certain Loan Agreement dated as of October 11, 1991, by and among Borrower, TCB individually and as agent, NationsBank of Texas, National Association, a national banking association, and BANK ONE, TEXAS, NATIONAL ASSOCIATION, a national banking association, as amended from time to time (collectively, the "Superseded Loan Agreement"). All rights of Borrower to request loans under the Superseded Loan Agreement are hereby terminated.

     23. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby, and this Agreement shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this Agreement is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against Agent or any Lender for having bargained for and obtained it.

     24.  DTPA WAIVER.   Borrower hereby waives all rights, remedies, claims,
demands and causes of action based upon or related to the Texas Deceptive Trade Practices-Consumer Protection Act as described in Sections 17.41 et seq. of the Texas Business & Commerce Code, as the same pertains or may pertain to any Credit Document or any of the transactions contemplated therein, to the maximum extent that such rights, etc. may lawfully and effectively be waived. In furtherance of this waiver, Borrower hereby represents and warrants to Agent and Lenders that (a) Borrower is represented by legal counsel in connection with the negotiations, execution and delivery of this Agreement and the other Credit Documents, (b) Borrower has a choice other than to enter into this waiver in that it can obtain the Loans from another institution or institutions and (c) Borrower does not consider itself to be in a significantly disparate bargaining position relative to Agent and Lenders with respect to this Agreement and the other Credit Documents.

     25. RELEASE OF CLAIMS. Borrower hereby releases, discharges and acquits forever Agent and Lenders and their respective officers, directors, trustees, agents, employees and counsel (in each case, past, present or future) from any and all Claims existing as of the date hereof (or the date of actual execution hereof by Borrower, if later) including those arising pursuant to the Superseded Loan Agreement and/or any of the Original Notes. As used herein, the term "Claim" shall mean any and all liabilities, claims, defenses, demands, actions, causes of action, judgments, deficiencies, interest, liens, costs or expenses (including court costs, penalties, attorneys' fees and disbursements, and amounts paid in settlement) of any kind and character whatsoever, including claims for usury, breach of contract, breach of commitment, negligent misrepresentation or failure to act in good faith, in each case whether now known or unknown, suspected or unsuspected, asserted or unasserted or primary or contingent, and whether arising out of written documents, unwritten undertakings, course of conduct, tort, violations of laws or regulations or otherwise.

     26. COUNTERPARTS. This Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument.

     27. ASSIGNMENT TO FEDERAL RESERVE BANK. Notwithstanding any other language in this Agreement, any Lender shall may at any time assign all or any portion of its rights under this Agreement, its Note and the Credit Document to a Federal Reserve Bank as collateral in accordance with Regulation A and the applicable operating circular of such Federal Reserve Bank.


                NOTICE PURSUANT TO TEX. BUS. & COMM. CODE SECTION 26.02

     THIS AGREEMENT, THE LETTER OF CREDIT AGREEMENT, THE NOTES AND THE OTHER CREDIT DOCUMENTS AND ALL OTHER CREDIT DOCUMENTS EXECUTED BY ANY OF THE PARTIES SUBSTANTIALLY CONCURRENTLY HEREWITH CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                              STEWART & STEVENSON SERVICES, INC.,
                              a Texas corporation


                                 /s/ Kyle J. Gideon
                              By:______________________________
                              Name:  Kyle J. Gideon
                              Title: Assistant Treasurer

                              Address for Notices:

                              If by mail:
                              Stewart & Stevenson Services, Inc.
                              P. O. Box 1637
                              Houston, Texas   77251-1637
                              Attention: Chief Financial Officer

                              If by hand delivery or telecopy:
                              Stewart & Stevenson Services, Inc.
                              2707 North Loop West, 8th Floor
                              Houston, Texas   77008
                              Attention: Chief Financial Officer
                              Telecopier No. (713) 868-0208



     The undersigned legal counsel for Borrower signs this Agreement not as a party to it but solely for the purpose of complying with the provisions of
Section 17.42(a)(3) of the Texas Deceptive Trade Practices-Consumer Protection Act described in Section 24.


                              /s/ Lawrence E. Wilson
                              ______________________________
                              LAWRENCE E. WILSON
                              Title:  Vice President & General Counsel
                              Texas Bar No.: 21704000


                              TEXAS COMMERCE BANK NATIONAL
                              ASSOCIATION, a national banking
                              association acting in its individual
                              capacity and as Agent for Lenders
                              named herein



                                 /s/ Mona M. Foch
                              By:______________________________
                              Name:  Mona M. Foch
                              Title: Vice President


                              Address for Notices:

                              Texas Commerce Bank
                              National Association
                              712 Main Street
                              Houston, Texas 77002
                              Attention: Manager, Manufacturing and Oilfield Services Division
                              Telecopy No. (713) 216-4227


Interest in
Maximum
Commitment:  $20,000,000

                              ABN AMRO BANK, N.V., HOUSTON AGENCY


                                  /s/ John H. Phelan
                              By:______________________________
                              Name:  John H. Phelan
                              Title:  Group Vice President



                                  /s/ David P. Orr
                              By:______________________________
                              Name:  David P. Orr
                              Title: Vice President

                              Address for Notices:

                              ABN AMRO Bank N.V., Houston Agency
                              Three Riverway, Suite 1600
                              Houston, Texas 77056
                              Attention: Belinda Rowell
                              Telecopy No. (713) 629-7533

Interest in
Maximum
Commitment:  $10,000,000


                              THE BANK OF NEW YORK,
                              a New York banking corporation


                                 /s/ Jan K. Stewart
                              By:______________________________
                              Name:  Jan K. Stewart
                              Title: Vice President

                              Address for Notices:

                              The Bank of New York
                              One Wall Street, 19th Floor
                              New York, New York  10286
                              Attention: Ms. Julie Brennan
                              Telecopy No.: (212) 635-6434
Interest in
Maximum
Commitment:  $10,000,000

                              NATIONSBANK OF TEXAS, NATIONAL
                              ASSOCIATION, a national banking
                              association

                                 /s/ Frank T. Hundley
                              By:______________________________
                              Name:  Frank T. Hundley
                              Title: Vice President


                              Address for Notices:

                              NationsBank of Texas, National Association
                              700 Louisiana
                              P.O. Box 2518
                              Houston, Texas 77252-2518
                              Attention: Corporate Banking Group
                              Telecopy No.: (713) 247-6719
Interest in
Maximum
Commitment:  $15,000,000

EXHIBITS:

A - Note form
B - Rate Designation Notice
C - Request for Credit
D - Compliance Certificate
E - Assignment form

SCHEDULES:

  I  -    Litigation
 II  -    Subsidiaries
III  -    Investments
 IV  -    Liens

                                      NOTE

                                 Houston, Texas
$_______________                                      _______________, 199__



     FOR VALUE RECEIVED, STEWART & STEVENSON SERVICES, INC. ("Maker"), a Texas corporation, promises to pay to the order of _________________________________ ("Payee"), a _______________, at the principal office of Texas Commerce Bank National Association, a national banking association, 712 Main Street, Houston, Harris County, Texas 77002, in immediately available funds and in lawful money of the United States of America, the principal sum of ________________________________________ Dollars ($____________) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding at the rate or rates provided in the Loan Agreement (hereinafter defined); provided, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this note at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate. Any term defined in the Loan Agreement (as amended, supplemented, restated or replaced from time to time, the "Loan Agreement") dated as of September ___, 1993 among Maker, certain financial institutions named therein and Texas Commerce Bank National Association, individually and as agent for the financial institutions from time to time a party thereto, which is used in this note and which is not otherwise defined in this note shall have the meaning ascribed to it in the Loan Agreement.

     1. Loan Agreement; Advances; Security. This note has been issued pursuant to the terms of the Loan Agreement, and is one of the Notes referred to in the Loan Agreement. Advances against this note by Payee or other holder hereof shall be governed by the terms and provisions of the Loan Agreement. Reference is hereby made to the Loan Agreement for all purposes. Payee is entitled to the benefits of the Loan Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or permitted prepayments made on this note and by or for the account of Maker. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder's records; provided, that any failure to make notation of (a) any advance shall not cancel, limit or otherwise affect Maker's obligations or any holder's rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Maker's entitlement to credit for that payment as of the date received by the holder.

     2.   Mandatory Payments of Principal and Interest.

     (a) Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable on the Interest Payment Dates.

     (b) The entire unpaid principal balance of this note shall be finally due and payable on the Maturity Date.

     (c) All payments hereon made pursuant to this Section shall be applied first to accrued interest, the balance to principal.

     (d) If any payment provided for in this note shall become due on a day other than a Business Day, such payment may be made on the next succeeding Business Day (unless the result of such extension of time would be to extend the date for such payment into another calendar month or beyond the Maturity Date, and in either such event such payment shall be made on the Business Day immedi-ately preceding the day on which such payment would otherwise have been due), and such extension of time shall in such case be included in the computation of interest on this note.

     (e) The Loan Agreement provides for required prepayments of the Indebtedness evidenced hereby upon terms and conditions specified therein.

     3. No Usury Intended; Spreading. Notwithstanding any provision to the contrary contained in this note or any of the other Credit Documents, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this note, accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this note or any of the other Credit Documents, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this note from the date hereof, ever exceed the Ceiling Rate. In this connection, Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable federal and Texas usury laws (and the usury laws of any other jurisdiction whose usury laws are deemed to apply to this note or any of the other Credit Documents despite the intention and desire of the parties to apply the usury laws of the State of Texas). In furtherance thereof, none of the terms of this note or any of the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate. Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this note shall never be liable for interest in excess of the Ceiling Rate. If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Ceiling Rate, the holder of this note shall credit against the principal of this note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Ceiling Rate. All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Payee.

     4. Default. The Loan Agreement provides for the acceleration of the maturity of this note and other rights and remedies upon the occurrence of certain events specified therein.

     5. Waivers by Maker and Others. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Credit Documents, Maker and any and all co-makers, endorsers, guarantors and sureties severally WAIVE notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

     6. Section Headings. Section headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.

     7. Choice of Law. This note shall be governed by and construed in accordance with the applicable laws of the state of Texas and the United States of America from time to time in effect.

     8. Successors and Assigns. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.

     9. Records of Payments. The records of Payee shall be prima facie evidence of the amounts owing on this note.

     10. Severability. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it.

     11. Revolving Loan. Subject to the terms and provisions of the Loan Agreement, Maker may use all or any part of the credit provided to be evidenced by this note at any time before the Maturity Date. Maker may borrow, repay and reborrow hereunder, and except as set forth in the Loan Agreement there is no limitation on the number of advances made hereunder. Pursuant to Article 15.10(b) of Chapter 15 ("Chapter 15") of the Texas Credit Code, as amended, Maker and Payee expressly agree that Chapter 15 shall not apply to this note or to any Loan evidenced by this note and that neither this note nor any such Loan shall be governed by or subject to the provisions of Chapter 15 in any manner whatsoever.
     12. Business Loans. Maker warrants and represents to Payee and all other holders of this note that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One.


                              STEWART & STEVENSON SERVICES, INC.,
                                   a Texas corporation



                              By:______________________________
                              Name:____________________________
                              Title:___________________________


                             RATE DESIGNATION NOTICE


     The undersigned hereby certifies that (he) (she) is the ______________________________ of Stewart & Stevenson Services, Inc.
("Borrower"), a Texas corporation, and that as such is authorized to execute this Rate Designation Notice on behalf of Borrower pursuant to the Loan Agreement (as it may be amended, supplemented or restated from time to time, the "Loan Agreement") dated as of September ___, 1993, by and among Borrower and Texas Commerce Bank National Association, a national banking association, acting as agent (in such capacity, "Agent") and the financial institutions which are a party thereto from time to time. Any term used herein and not otherwise defined herein shall have the meaning herein ascribed to it in the Loan Agreement.

     In accordance with the Loan Agreement, Borrower hereby notifies Lender of the exercise of an Interest Option.

     Current borrowings

A.   1.   Amount of Interest
          Option now in effect:              _______________

     2.   Expiring Interest Period:          _______________

B.   Proposed conversion

     1.   Amount:  $ _______________

     2.   Date Interest Option is to be
            effective: _______________
     3.   Interest Option to be applicable
            (check one):

          (  ) Base Rate
          (  ) Eurodollar Rate
          (  ) CD Rate
          (  ) Negotiated Rate

_______________
     Must be the President, a vice president, the Treasurer or an Assistant Treasurer of Borrower.


     4.   Interest Period (if an Alternate Rate
          is being selected): ____________________ (if available)

     Borrower represents and warrants that the Interest Option and Interest Period (if any) selected above comply with all provisions of the Loan Agreement and that there exists no Event of Default or any event which, with the passage of time, the giving of notice or both, would be an Event of Default.


Date:_______________                         STEWART & STEVENSON SERVICES,
                                             INC., a Texas corporation



                                             By:______________________________
                                             Name:____________________________
                                             Title:___________________________


                               REQUEST FOR CREDIT


                                 ______________


Texas Commerce Bank
  National Association, as Agent
712 Main Street
Houston, Texas   77002
Attention:______________________________


Gentlemen:

     The undersigned hereby certifies that (he) (she) is the _________________________________ of Stewart & Stevenson Services, Inc.
("Borrower"), a Texas corporation, and that as such is authorized to execute this Request for Credit (the "Request") on behalf of Borrower pursuant to the Loan Agreement (as it may be amended, supplemented or restated from time to time, the "Loan Agreement") dated as of September ___, 1993, by and among Borrower and Texas Commerce Bank National Association, a national banking association, acting as agent (in such capacity, "Agent") and the financial institutions which are a party thereto from time to time. Capitalized terms used herein and not defined herein shall have the respective meanings assigned to them in the Loan Agreement. The Loan being requested hereby is to be in the amount set forth in (b) below and is requested to be made on ______________________________, which is a Business Day. On behalf of Borrower, the undersigned further certifies, represents and warrants as follows:

     a.   As of the date hereof:

          (1)  Aggregate outstanding amount
               of Loans is:                            $_______________

          (2)  The current Commitment is:              $_______________

          (3)  The available Commitment
               (clause 2 - clause 1) is:               $_______________

_______________
     Must be the President, a vice president, the Treasurer or an Assistant Treasurer of Borrower.



     b. If and only if the available Commitment is positive, Borrower hereby requests a Loan in the amount of $____________ (which is no more than the available Commitment).

     c. The requested Loan is to be a (check one) ( ) Base Rate Borrowing ( ) CD Rate Borrowing ( ) Eurodollar Rate Borrowing ( ) Negotiated Rate Borrowing. If the Loan is to be an Alternate Borrowing, the applicable Interest Period is to be _______________.

     d. The representations and warranties made in each Credit Document are true and correct in all respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof.

     e. No Default has occurred and is continuing or will occur as a result of the requested Loan.

     Thank you for your attention to this matter.

                                   Very truly yours,

                                   STEWART & STEVENSON SERVICES,
                                   INC., a Texas corporation



                                   By:______________________________
                                   Name:____________________________
                                   Title:___________________________


                             COMPLIANCE CERTIFICATE


     The undersigned hereby certifies that (he) (she) is the ______________________________, of Stewart & Stevenson Services, Inc.
("Borrower"), a Texas corporation, and that as such is authorized to execute this certificate on behalf of Borrower pursuant to the Loan Agreement (as it may be amended, supplemented or restated from time to time, the "Loan Agreement") dated as of September ___, 1993, by and among Borrower and Texas Commerce Bank National Association, a national banking association, acting as agent (in such capacity, "Agent") and the financial institutions which are a party thereto from time to time; and that a review of Borrower and its Subsidiaries has been made under (his) (her) supervision with a view to determining whether Borrower has fulfilled all of its obligations under the Loan Agreement and the other Credit Documents; and on behalf of Borrower further certifies, represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Loan Agreement unless otherwise specified):


     (a) Borrower has fulfilled its respective obligations under the Credit Documents.

     (b) The representations and warranties made in each Credit Document are true and correct in all respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof.

     (c) The financial statements delivered to Agent and Lenders concurrently with this Compliance Certificate have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present the financial condition and results of operations of the applicable Persons as at the end of, and for, the period indicated.

     (d) No Default has occurred and is continuing. In this regard, the compliance with the provisions of Section 6(c) of the Loan Agreement is as follows:

Section 6(c)(1) -- Interest Bearing Debt to Total Capitalization Ratio

          actual Interest Bearing Debt to Total Capitalization Ratio for Borrower and its Subsidiaries as of the date hereof:

                                 __.____ : 1.00

          required Interest Bearing Debt to Total Capitalization Ratio for Borrower and its Subsidiaries as of the date hereof:

_______________
     Must be the Chief Financial Officer, Treasurer or any Assistant Treasurer of Borrower.


                                  0.40  : 1.00

     Section 6(c)(2) -- Tangible Net Worth

          actual Tangible Net Worth for Borrower and its Subsidiaries as of the date hereof:

                                $_______________

          required Tangible Net Worth for Borrower and its Subsidiaries as of the date hereof:

                                  $250,000,000


     Section 6(c)(3) -- Interest Coverage Ratio

          actual Interest Coverage Ratio for Borrower and its Subsidiaries as of the date hereof:

                                 __.____ : 1.00

          required Interest Coverage Ratio for Borrower and its Subsidiaries as of the date hereof:

                                  2.00 : 1.00

          (e) There has occurred no material adverse change in the assets, liabilities, financial condition, business or affairs of Borrower or any of its Subsidiaries since the date of the Loan Agreement.

     DATED as of_______________.

                              STEWART & STEVENSON SERVICES, INC.,
                              a Texas corporation


                              By:______________________________
                              Name:____________________________
                              Title:___________________________

                           ASSIGNMENT AND ACCEPTANCE

                           Dated: _____________, 199__


     Reference is made to the Loan Agreement dated as of September ___, 1993 (as restated, amended, modified, supplemented and in effect from time to time, the "Loan Agreement"), among Stewart & Stevenson Services, Inc. ("Borrower"), a Texas corporation, the financial institutions named therein, and Texas Commerce Bank National Association, individually and as agent (in such capacity, "Agent") for the financial institutions from time to time a party thereto. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement. This Assignment and Acceptance, between Assignor (as defined and set forth on Schedule I) and Assignee (as defined and set forth on Schedule I) is dated as of the Effective Date (as set forth on
Schedule I).

     1. Assignor hereby irrevocably sells and assigns to Assignee without recourse to Assignor, and Assignee hereby irrevocably purchases and assumes from Assignor without recourse to Assignor, as of the Effective Date, an undivided interest (the "Assigned Interest") in and to all Assignor's rights and obligations under the Loan Agreement and the Letter of Credit Agreement respecting the credit facilities provided for in the Loan Agreement and the Letter of Credit Agreement as are set forth on Schedule I (collectively, the "Assigned Facilities," individually, an "Assigned Facility"), in the amounts as set forth on Schedule I.

     2. Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other Credit Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or its Subsidiaries or the performance or observance by Borrower or its Subsidiaries of any of Borrower's obligations under the Loan Agreement, the Letter of Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto; and (iii) attaches the Note held by it evidencing the Assigned Facility relating to Loans (the "Loan Facility"), and requests that Agent exchange such Note for a new Note payable to Assignor (if Assignor has retained any interest in the Loan Facility) and a new Note payable to Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

     3. Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6(b) thereof, the Letter of Credit Agreement, the Negotiated Rate Quote Procedure dated concurrently herewith by and among Agent and Lenders, and any and all amendments and supplements thereto, and such other documents and information as it has deemed appropriate to make its own credit analysis; (iii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement;
(iv) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender; (vi) if Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to Assignee's exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty, and (vii) has supplied the information requested on the administrative questionnaire attached hereto as Exhibit A.

     4. Following the execution of this Assignment and Acceptance, it will be delivered to Agent for acceptance by it and Borrower and recording by Agent pursuant to Section 11 of the Loan Agreement, effective as of the Effective Date (which Effective Date shall, unless otherwise agreed to by Agent, be at least five Business Days after the execution of this Assignment and Acceptance).

     5. Upon such acceptance and recording, from and after the Effective Date, Agent shall make all payments in respect of the Assigned Facilities (including payments of principal, interest, fees and other amounts) to Assignee, whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by Agent or with respect to the making of this assignment directly between themselves.

     6. From and after the Effective Date, (i) Assignee shall be a party to the Loan Agreement, the Letter of Credit Agreement and the other Credit Documents to which Assignor is a party and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under all of the Credit Documents, and (ii) Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement, the Letter of Credit Agreement and the other Credit Documents to which Assignor is a party.

     7. The purchase price to be paid simultaneously herewith to Assignor is the principal amount together with all interest which has accrued but is unpaid, as of the Effective Date.

     8. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Texas.

          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers on
Schedule I hereto.

                    Schedule I to Assignment and Acceptance


Legal Name of Assignor:  ____________________________

Legal Name of Assignee:  _________________________________________

Effective Date of Assignment:  __________________, 199___

                                             Percentage assigned of each
                                             Assigned Facility (to at least
                    Principal                8 decimals) (Shown as a
                    amount (or,              percentage aggregate
                    with respect             original principal amount
                    to Letters               (or, with respect to Letters
     Assigned       of Credit, face          Credit, face amount)
     Facilities     amount) assigned         of all Lenders)


Loans:              $______________                    ______%

Letter of Credit
participation interests  $______________               ______%



Accepted:

TEXAS COMMERCE BANK NATIONAL                 ______________________________
  ASSOCIATION, as Agent                      as Assignor


By:_______________________________           By:______________________________
Name:_____________________________           Name:____________________________
Title:____________________________           Title:___________________________



STEWART & STEVENSON SERVICES, INC.,
 a Texas corporation                              ____________________________
                                                  as Assignee


By:_________________________________    By:______________________________
Name:_______________________________    Name:____________________________
Title:______________________________    Title:___________________________

                                   SCHEDULE I

                                   LITIGATION

The following list sets forth each case that individually or in the aggregate with all other similar cases involves the assertion of claims for damages in excess of $1,000,000.

Regional Transportation District v. Stewart & Stevenson Services, Inc.     In
the District Court, Boulder County, Colorado                     $ 1,991,666

John Runion v. Stewart & Stevenson Services, Inc., CRS Sirrine, Inc., Metcalf &
Eddy, Inc., CRS-Sirrine and Metcalf & Eddy Joint Venture Cause   No. 89-038905
in the 152nd Judicial District Court of Harris County Texas      $ 1,247,866

Serv-Tech, Inc. v. Stewart & Stevenson Services, Inc., Ohmstede, Inc., Ohmstede Mechanical Services, Inc., Robert G. Wetzel, Gene P. Livingston, James B. Jeffrey and Thomas B. Boisture, Civil Action No. 90-04285, in the 125th Judicial
District Court of Harris County, Texas                           $ 17,500,000

Southwest Mobile Systems Corporation v. Stewart & Stevenson Services, Inc. C.A. No. H-92-0386, in the U.S. District Court for the Southern District of Texas,
Houston Division                                                 $ 15,500,000

                                  SCHEDULE II

           LIST OF SUBSIDIARIES OF STEWART & STEVENSON SERVICES, INC.

The following list sets forth the name of each subsidiary of the Company, which is also the name under which such subsidiary does business:


                                                  JURISDICTION
                                                       OF
                    NAME                          ORGANIZATION   %

C. Jim Stewart & Stevenson, Inc.                  Delaware       100

Machinery Acceptance Corporation                  Texas          100

S&S International Sales, Inc.                     Barbados       100

Stewart & Stevenson MVO, Inc.                     Texas          100

Stewart & Stevenson Operations, Inc.              Delaware       100

Stewart & Stevenson Overseas, Inc.                Texas          100

Stewart & Stevenson Power, Inc.                   Delaware       100

Stewart & Stevenson Realty Corporation            Texas          100

Stewart & Stevenson Transportation, Inc.          Texas          100

Stewart & Stevenson de Venezuela, S.A.            Venezuela     61.25

Thomassen Stewart & Stevenson International b.v.  Netherlands     50


The Company has additional subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

                                  SCHEDULE III

                                  INVESTMENTS
                               ($000's omitted)


EQUITY INVESTMENTS

     Thomassen Stewart & Stevenson International B.V.
     50% ownership interest in Joint Venture                     $    96


     Stewart & Stevenson de Venezuela, S.A.
     Common Stock                                                     46

     Project Orange
     Limited Partnership interest                                  3,000


     Thore, Inc.
     Preferred Stock                                                   1


NOTES RECEIVABLE

     Gas Turbine Operations
          Centrais Electricas                                        563
          Dunkirk Cogen                                              420
          Florida Gas Transmission                                    10
          CFR BIO-Gen Corporation                                    365
          Besicorp Group Inc.                                      2,800
          Kamine Development Corp.                                 2,800


     Stewart & Stevenson Realty Corporation
          Mischer                                                    300
          Dodd Diesel                                                345
          David James                                                108


CONTINGENT LIABILITIES

     Hyster - assignment of customer leases with recourse            310
     Citicorp - assignment of customer installment sale
     contract with recourse                                          135

     Banque de Suez - guarantee and repurchase agreement for TSSI 7,498 N.V. Nationale Borg-Maatschappij - counter guarantees for
     performance of TSSI                                           1,864
     ABN*AMRO Bank - counter guarantees for performance of TSSI
     Comelco - assignment of customer installment sale contract
     with limited recourse                                             4
                                  SCHEDULE IV

                                     LIENS

None